Exhibit 3.1

Statuten

der vVARDIS Holding AG
(vVARDIS Holding SA)
(vVARDIS Holding Ltd)

Articles of Association

of vVARDIS Holding AG
(vVARDIS Holding SA)
(vVARDIS Holding Ltd)

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG
	Abschnitt 1 Firma, Sitz, Zweck und Dauer der Gesellschaft		Section 1 Name, Place of Incorporation, Business Purpose and Duration of the Company

	Artikel 1		Article 1

Firma, Sitz
Unter der Firma

vVARDIS Holding AG
(vVARDIS Holding SA) (vVARDIS Holding Ltd)

besteht eine Aktiengesellschaft gemäss den Bestimmungen des Schweizerischen Obligationenrechts (das OR) mit Sitz in Zug, Kanton Zug (die Gesellschaft).
Name, Place of Incorporation
Under the name

vVARDIS Holding AG
(vVARDIS Holding SA) (vVARDIS Holding Ltd)

shall exist a corporation pursuant to the provisions of the Swiss Code of Obligations (the CO) with its place of incorporation in Zug, canton Zug (the Company).

	Artikel 2		Article 2

Zweck
[1] Zweck der Gesellschaft ist der Erwerb, das Halten, die Verwaltung, die Verwertung und die Veräusserung von in- und ausländischen Beteiligungen, ob direkt oder indirekt, aller Art. Die Gesellschaft kann alle Geschäfte tätigen, die als geeignet erscheinen, den Zweck der Gesellschaft zu fördern, oder die mit diesem zusammenhängen.
Business Purpose
[1] The business purpose of the Company is to directly or indirectly acquire, hold, manage, exploit and dispose of equity participations in Switzerland and abroad, of all kinds. The Company may engage in all types of transactions that appear appropriate to promote, or are related to, the business purpose of the Company.

[2] Die Gesellschaft kann ihren direkten oder indirekten Muttergesellschaften sowie deren oder ihren direkten oder indirekten Tochtergesellschaften Darlehen oder andere Finanzierungen gewähren und für Verbindlichkeiten von solchen anderen Gesellschaften Sicherheiten aller Art stellen, einschliesslich mittels Pfandrechten an oder fiduziarischen Übereignungen von Aktiven der Gesellschaft oder Garantien jedwelcher Art, ob gegen Entgelt oder nicht.

[2] The Company may grant loans or provide other kind of financing to its direct or indirect parent company and its or the parent company's direct or indirect subsidiaries and may grant security of all kind for obligations of those companies, including by means of pledges over or fiduciary transfers of assets of the Company or by means of guarantees of any kind, with or without compensation.

2/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG
	[3] Die Gesellschaft kann Grundstücke und Immaterialgüterrechte im In- und Ausland erwerben, halten, verwalten, belasten, verwerten und verkaufen sowie andere Gesellschaften finanzieren.		[3] The Company may acquire, hold, manage, mortgage, exploit and dispose of real estate and intellectual property rights in Switzerland and abroad and may also fund other companies.

	Artikel 3		Article 3

Dauer	Die Dauer der Gesellschaft ist unbeschränkt.	Duration	The duration of the Company shall be unlimited.

	Abschnitt 2 Aktienkapital, Aktien, Übertragungsbeschränkungen		Section 2 Share Capital, Shares, Restrictions of Transferability

	Artikel 4		Article 4

Aktienkapital
Das Aktienkapital der Gesellschaft beträgt CHF [■][1] und ist eingeteilt in [■][2] voll liberierte Namenaktien mit einem Nennwert von je CHF 0.006 (Kategorie-A-Aktien) und [■][3] voll liberierte Namenaktien mit einem Nennwert von je CHF 0.0006 (Stimmrechtsaktien) (Kategorie-B-Aktien).
Share Capital
The share capital of the Company is CHF [■] and is divided into [■] fully paid-in registered shares with a par value of CHF 0.006 each (Class A Shares) and [■] fully paid-in registered shares with a par value of CHF 0.0006 each (voting right shares) (Class B Shares).

1 Zahl nach Feststellung der IPO Kapitalerhöhung.
2 Zahl nach Feststellung der IPO Kapitalerhöhung.
3 Zahl nach Feststellung der IPO Kapitalerhöhung.

3/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG
	Artikel 4a		Article 4a

Kapitalband
[1] Die Gesellschaft verfügt über ein Kapitalband zwischen CHF [50% (aufgerundet auf den Nennwert der nächsten ganzen Aktie) des Aktienkapitals unmittelbar nach Vollzug der IPO Kapitalerhöhung] (untere Grenze) und CHF [150% (abgerundet auf den Nennwert der nächsten ganzen Aktie) des Aktienkapitals unmittelbar nach Vollzug der IPO Kapitalerhöhung] (obere Grenze). Der Verwaltungsrat ist im Rahmen des Kapitalbands ermächtigt, bis zum 24. August 2031 oder bis zu einem früheren Dahinfallen des Kapitalbands das Aktienkapital einmal oder mehrmals und in beliebigen Beträgen zu erhöhen oder herabzusetzen oder Namenaktien direkt oder indirekt zu erwerben oder zu veräussern. Die Kapitalerhöhung oder -herabsetzung kann durch Ausgabe von voll zu liberierenden Kategorie-A-Aktien mit einem Nennwert von je CHF 0.006 und/oder Kategorie-B-Aktien (Stimmrechtsaktien) mit einem Nennwert von je CHF 0.0006 bzw. Vernichtung von Kategorie-A-Aktien und/oder Kategorie-B-Aktien oder durch eine Erhöhung bzw. Herabsetzung der Nennwerte der bestehenden Kategorie-A-Aktien und/oder Kategorie-B-Aktien im Rahmen des Kapitalbands oder durch gleichzeitige Herabsetzung und Wiedererhöhung erfolgen.
Capital Range
[1] The Company has a capital range ranging from CHF [50% (rounded up to the nominal value of the next whole share) of the share capital immediately after completion of the IPO Capital Increase] (lower limit) to CHF [150% (rounded down to the nominal value of the next whole share) of the share capital immediately after completion of the IPO Capital Increase] (upper limit). The Board of Directors shall be authorized within the capital range to increase or reduce the share capital once or several times and in any amounts or to acquire or dispose of registered shares directly or indirectly, until August 24, 2031 or until an earlier expiry of the capital range. The capital increase or reduction may be effected by issuing fully paid-in Class A Shares with a par value of CHF 0.006 and/or Class B Shares (voting right shares) with a par value of CHF 0.0006 and cancelling registered Class A Shares and/or Class B Shares, as applicable or by increasing or reducing the par value of the existing Class A Shares and/or Class B Shares within the limits of the capital range or by simultaneous reduction and re-increase of the share capital.

4/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG

[2] Vorbehaltlich der Beschränkungen in diesen Statuen kommt den Aktionären im Falle einer Ausgabe von neuen Kategorie-A-Aktien und Kategorie-B-Aktien ein verhältnismässiges Bezugsrecht zu. Dieses Bezugsrecht bezieht sich bei Inhabern mit Kategorie-A-Aktien ausschliesslich auf Kategorie-A-Aktien und bei Inhabern mit Kategorie-B-Aktien ausschliesslich auf Kategorie-B-Aktien.

[2] Subject to the limitations set forth in these articles of association, shareholders have a proportionate subscription right in the event of an issue of new Class A Shares and Class B Shares. This subscription right relates solely to Class A Shares for holders of Class A Shares and solely to Class B Shares for holders of Class B Shares.

3 Im Falle einer Ausgabe von Aktien unterliegen Zeichnung und Erwerb der neuen Aktien sowie jede nachfolgende Übertragung der Aktien den Beschränkungen von Artikel 6 dieser Statuten.
3 In the event of an issue of shares, the subscription and acquisition of the new shares as well as any subsequent transfer of the shares shall be subject to the restrictions pursuant to Article 6 of these articles of association.

[4] Bei einer Erhöhung des Aktienkapitals im Rahmen des Kapitalbands legt der Verwaltungsrat, soweit erforderlich, den Ausgabebetrag, die Art der Einlagen (einschliesslich Barliberierung, Sacheinlage, Verrechnung und Umwandlung von Reserven oder eines Gewinnvortrags in Aktienkapital), den Zeitpunkt der Ausgabe, die Bedingungen der Bezugsrechtsausübung und den Beginn der Dividendenberechtigung fest. Dabei kann der Verwaltungsrat neue Kategorie-A-Aktien und Kategorie-B-Aktien mittels Festübernahme durch eine Bank, ein Bankenkonsortium oder einen anderen Dritten und anschliessendem Angebot an die bisherigen Aktionäre oder an Dritte (sofern die Bezugsrechte der bisherigen Aktionäre aufgehoben oder nicht gültig ausgeübt wurden oder wenn darauf verzichtet wurde) ausgeben. Der Verwaltungsrat ist ermächtigt, den Handel mit Bezugsrechten zu ermöglichen, zu beschränken oder auszuschliessen. Nicht gültig ausgeübte Bezugsrechte kann der Verwaltungsrat verfallen lassen, oder er kann diese bzw. Aktien, für welche Bezugsrechte eingeräumt, aber nicht gültig ausgeübt wurden, zu Marktkonditionen platzieren oder anderweitig im Interesse der Gesellschaft verwenden.

4 In the event of a capital increase within the capital range, the Board of Directors shall, to the extent necessary, determine the issue price, the type of contribution (including cash contributions, contributions in kind, set-off and conversion of reserves or of profit carried forward into share capital), the date of issue, the conditions for the exercise of subscription rights and the start date for dividend entitlement. In this regard, the Board of Directors may issue new Class A Shares and Class B Shares by means of a firm underwriting through a financial institution, a syndicate of financial institutions or another third party and a subsequent offer to the existing shareholders or third parties (if the subscription rights of the existing shareholders have been withdrawn or have not been duly exercised or waived). The Board of Directors is entitled to permit, restrict or exclude the trading of subscription rights. It may permit the expiration of subscription rights that have not been duly exercised, or it may place such rights or shares as to which subscription rights have been granted, but not duly exercised, at market conditions or may use them otherwise in the interest of the Company.

5/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG

[5] Der Verwaltungsrat ist im Fall einer Ausgabe von Aktien ermächtigt, das Bezugsrecht der bisherigen Aktionäre mit Bezug auf Kategorie-A-Aktien und Kategorie-B-Aktien aufzuheben oder zu beschränken und Dritten, der Gesellschaft oder einer ihrer Konzerngesellschaften zuzuweisen:

[5] In the event of a share issue, the Board of Directors is authorized to withdraw or restrict subscription rights of existing shareholders relating to Class A Shares and Class B Shares and allocate such rights to third parties, the Company or any of its group companies:

(a)	wenn der Ausgabebetrag der neuen Aktien unter Berücksichtigung des Marktpreises festgesetzt wird; oder	(a)	if the issue price of the new shares is determined by reference to the market price; or

(b)	für die Beschaffung von Eigenkapital auf eine schnelle und flexible Weise, welche ohne den Ausschluss der Bezugsrechte der bisherigen Aktionäre nicht oder nur schwer oder zu wesentlich schlechteren Bedingungen möglich wäre; oder	(b)	for raising equity capital in a fast and flexible manner, which would not be possible, or would only be possible with great difficulty or at significantly less favorable conditions, without the exclusion of the subscription rights of existing shareholders; or

(c)	für die Übernahme von Unternehmen, Unternehmensteilen, Beteiligungen oder von materiellen oder immateriellen Vermögenswerten durch oder Investitionsvorhaben der Gesellschaft oder einer ihrer Konzerngesellschaften oder für die Finanzierung oder Refinanzierung solcher Transaktionen durch eine Aktienplatzierung; oder	(c)	for the acquisition of companies, parts of companies, participations or of tangible or intangible assets by, or for investment projects of, the Company or any of its group companies, or for the financing or refinancing of any of such transactions through a placement of shares; or

(d)	zum Zwecke der Erweiterung des Aktionärskreises der Gesellschaft in bestimmten Finanz- oder Investoren-Märkten, zur Beteiligung von strategischen Partnern einschliesslich Finanzinvestoren oder im Zusammenhang mit der Kotierung von neuen Aktien an inländischen oder ausländischen Börsen;	(d)	for purposes of broadening the shareholder constituency of the Company in certain financial or investor markets, for purposes of the participation of strategic partners including financial investors, or in connection with the listing of new shares on domestic or foreign stock exchanges; or

6/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG
(e)	für die Beteiligung von Mitgliedern des Verwaltungsrates, Mitgliedern der Geschäftsleitung, Arbeitneh-mern, Beauftragten, Beratern oder anderen Personen, die für die Gesellschaft oder eine ihrer Konzerngesellschaften Leistungen erbringen; oder	(e)	for the participation of members of the Board of Directors, members of the Executive Committee, employees, contractors, consultants or other persons performing services for the benefit of the Company or any of its group companies; or

(f)	für die Einräumung einer Mehrzuteilungsoption (Greenshoe) von bis zu 15% der zu platzierenden oder zu verkaufenden Aktien an die betreffenden Erstkäufer oder Festübernehmer im Rahmen einer Aktienplatzierung oder eines Aktienverkaufs;	(f)	for purposes of granting an over-allotment option (Greenshoe) of up to 15% of the shares to be placed or sold in a placement or sale of shares to the respective initial purchaser(s) or underwriter(s);

(g)	zur Abwehr eines unterbreiteten, angedrohten oder potenziellen Übernahmeangebotes, welches der Verwaltungsrat, nach Konsultation mit einem von ihm beigezogenen unabhängigen Finanzberater, den Aktionären nicht zur Annahme empfohlen hat bzw. nicht empfehlen wird, weil der Verwaltungsrat das Übernahmeangebot in finanzieller Hinsicht gegenüber den Aktionären nicht als fair beurteilt; oder	(g)	for the defense of an actual, threatened or potential takeover bid that the Board of Directors, upon consultation with an independent financial adviser retained by it, has not recommended or will not recommend to the shareholders to accept on the basis that the Board of Directors does not find such takeover bid to be financially fair to the shareholders; or

(h)	für den Austausch gegen Aktien der jeweils anderen Aktienkategorie.	(h)	for the exchange against shares of the respective other share category.

[6] Nach einer Nennwertveränderung sind neue Kategorie-A-Aktien bzw. Kategorie-B-Aktien im Rahmen des Kapitalbands mit gleichem Nennwert auszugeben wie die bestehenden Kategorie-A-Aktien bzw. Kategorie-B-Aktien.

[6] After a change of the par value, new Class A Shares and Class B Shares, as applicable, shall be issued within the capital range with the same par value as the existing Class A Shares and Class B Shares.

7/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG
	[7] Bei einer Herabsetzung des Aktienkapitals im Rahmen des Kapitalbands legt der Verwaltungsrat, soweit erforderlich, die Verwendung des Herabsetzungsbetrags fest.		7 In the event of a reduction of the share capital within the capital range, the Board of Directors shall, to the extent necessary, determine the use of the reduction amount.

	Artikel 4b		Article 4b

Bedingtes Aktienkapital gestützt auf Kapitalband für Finanzierungen, Akquisitionen und andere Zwecke
[1] Das Aktienkapital kann sich im Rahmen des Kapitalbands durch Ausgabe von höchstens [50% (abgerundet auf die nächste ganze Aktie) des Aktienkapitals unmittelbar nach Vollzug der IPO Kapitalerhöhung] voll zu liberierenden Kategorie-A-Aktien mit einem Nennwert von je CHF 0.006 um höchstens CHF [50% (abgerundet auf den Nennwert der nächsten ganze Aktie) des Aktienkapitals unmittelbar nach Vollzug der IPO Kapitalerhöhung] erhöhen durch die Ausübung oder Zwangsausübung von Wandel‑, Tausch‑, Options‑, Bezugs- oder anderen Rechten auf den Bezug von Kategorie-A-Aktien oder durch Erwerbspflichten in Bezug auf Kategorie-A-Aktien, welche Aktionären oder Dritten allein oder in Verbindung mit Anleihensobligationen, Darlehen, Optionen, Warrants oder anderen Finanzmarktinstrumenten oder vertraglichen Verpflichtungen der Gesellschaft oder einer ihrer Konzerngesellschaften eingeräumt bzw. auferlegt werden (nachfolgend zusammen die Finanzinstrumente). Bei der Ausgabe von Kategorie-A-Aktien gestützt auf Finanzinstrumente ist das Bezugsrecht der Aktionäre ausgeschlossen. Zum Bezug der neuen Kategorie-A-Aktien, die bei Ausübung von Finanzinstrumenten ausgegeben werden, sind die jeweiligen Inhaber der Finanzinstrumente berechtigt. Die wesentlichen Bedingungen der Finanzinstrumente sind durch den Verwaltungsrat festzulegen. Der Verwaltungsrat ist ermächtigt, die Vorwegzeichnungsrechte der Aktionäre im Zusammenhang mit der Ausgabe von Finanzinstrumenten durch die Gesellschaft oder eine ihrer Konzerngesellschaften aufzuheben oder zu beschränken, falls (1) ein wichtiger Grund gemäss Artikel 4a Abs. 5 dieser Statuten vorliegt oder (2) die Finanzinstrumente zu angemessenen Bedingungen ausgegeben werden. Wird das Vorwegzeichnungsrecht weder direkt noch indirekt durch den Verwaltungsrat gewährt, gilt Folgendes:
Conditional Share Capital Based on the Capital Range for Financing, Acquisitions and other Purposes
[1] The share capital may be increased within the capital range in an amount not to exceed CHF [50% (rounded down to the next whole share) of the share capital immediately after completion of the IPO Capital Increase] through the issuance of up to [50% (rounded down to the nominal value of the next whole share) of the share capital immediately after completion of the IPO Capital Increase] fully paid-in Class A Shares with a par value of CHF 0.006 each through the exercise or mandatory exercise of conversion, exchange, option, subscription or other rights to acquire Class A Shares, or through obligations to acquire Class A Shares, which were granted to or entered into with shareholders or third parties alone or in connection with bonds, notes, options, warrants or other securities or contractual obligations of the Company or any of its group companies (hereinafter collectively the Financial Instruments). The subscription rights of shareholders shall be excluded when Class A Shares are issued on the basis of any Financial Instruments. The then current owners of such Financial Instruments shall be entitled to acquire the new Class A Shares issued upon the exercise of any Financial Instruments. The main conditions of the Financial Instruments shall be determined by the Board of Directors. The Board of Directors shall be authorized to withdraw or restrict advance subscription rights of shareholders in connection with the issuance of Financial Instruments by the Company or one of its group companies if (1) there is an important reason pursuant to Article 4a para. 5 of these articles of association or (2) the Financial Instruments are issued on appropriate terms. If the advance subscription rights are neither granted directly nor indirectly by the Board of Directors, the following shall apply:

(a)	der Erwerbspreis der Kategorie-A-Aktien ist unter Berücksichtigung von Marktbedingungen im Zeitpunkt der Ausgabe der Finanzinstrumente festzusetzen; und	(a)	the acquisition price of the Class A Shares shall be set taking into account the market conditions at the date on which the Financial Instruments are issued; and

(b)	die Finanzinstrumente sind höchstens während 15 Jahren ab dem jeweiligen Zeitpunkt der betreffenden Ausgabe oder des betreffenden Abschlusses wandel‑, tausch- oder ausübbar.	(b)	the Financial Instruments may be converted, exchanged or exercised during a maximum period of 15 years from the date of the relevant issuance or entry.

[2] Die Erklärung über den Erwerb von Kategorie-A-Aktien gestützt auf diesen Artikel 4b hat auf diesen Artikel 4b hinzuweisen und in einer Form, die den Nachweis durch Text ermöglicht, zu erfolgen. Ein Verzicht auf ein Recht auf Erwerb von Kategorie-A-Aktien gestützt auf diesen Artikel 4b kann auch formlos oder durch Zeitablauf erfolgen; das gilt auch für den Verzicht auf die Ausübung und den Verfall dieses Rechts.

[2] The declaration of acquisition of Class A Shares based on this Article 4b shall refer to this Article 4b and be made in a form that allows proof by text. A waiver of the right to acquire Class A Shares based on this Article 4b may also occur informally or by lapse of time; this also applies to the waiver of the exercise and forfeiture of this right.

8/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG

[3] Der direkte oder indirekte Erwerb von Kategorie-A-Aktien gestützt auf diesen Artikel 4b sowie jede nachfolgende Übertragung der Kategorie-A-Aktien unterliegen den Beschränkungen von Artikel 6 dieser Statuten.

[3] The direct or indirect acquisition of Class A Shares based on this Article 4b and any subsequent transfer of Class A Shares shall be subject to the restrictions of Article 6 of these articles of association.

[4] Eine Einräumung von Rechten auf den Bezug von Kategorie-A-Aktien oder Auferlegung von Erwerbspflichten in Bezug auf Kategorie-A-Aktien gestützt auf diesen Artikel 4b ist nur zulässig, solange Artikel 4a dieser Statuten betreffend das Kapitalband in Kraft steht. Das Dahinfallen des Kapitalbands berührt die Gültigkeit von gestützt auf diesen Artikel 4b eingeräumten Rechten auf den Bezug von Kategorie-A-Aktien oder auferlegten Erwerbspflichten in Bezug auf Kategorie-A-Aktien nicht. Soweit solche Rechte oder Pflichten eingeräumt bzw. auferlegt wurden, fällt dieser Artikel 4b beim Dahinfallen des Kapitalbands nicht dahin.

[4] The grant of rights to acquire Class A Shares or the entering into of obligations to acquire Class A Shares on the basis of this Article 4b is only permitted as far as Artikel 4a of these articles of association concerning the capital range is in full force. The lapse of the capital range shall not affect the validity of rights to acquire Class A Shares granted or obligations to acquire Class A Shares entered into on the basis of thisArtikel 4b. Insofar such rights or obligations have been granted or entered into, this Article 4b shall not cease to be effective upon the lapse of the capital range.

	Artikel 4c		Article 4c

Bedingtes Aktienkapital für Mitarbeiterbet eiligung
[1] Das Aktienkapital kann sich durch Ausgabe von höchstens [20% (abgerundet auf die nächste ganze Aktie) des Aktienkapitals unmittelbar nach Vollzug der IPO Kapitalerhöhung] voll zu liberierenden Kategorie-A-Aktien mit einem Nennwert von je CHF 0.006 und/oder höchstens [20% (abgerundet auf die nächste ganze Aktie) des Aktienkapitals unmittelbar nach Vollzug der IPO Kapitalerhöhung] voll zu liberierenden Kategorie-B-Aktien mit einem Nennwert von je CHF 0.0006 (Stimmrechtsaktien) um höchstens CHF [20% (abgerundet auf den Nennwert der nächsten ganze Aktie) des Aktienkapitals unmittelbar nach Vollzug der IPO Kapitalerhöhung] erhöhen durch direkte oder indirekte Ausgabe solcher Namenaktien oder durch die Ausübung oder Zwangsausübung von Rechten auf den Bezug solcher Namenaktien oder durch Erwerbspflichten in Bezug auf Namenaktien, welche Mitgliedern des Verwaltungsrates, Mitgliedern der Geschäftsleitung, Arbeitnehmern, Beauftragten oder Beratern der Gesellschaft und ihrer Konzerngesellschaften, oder anderen Personen, welche Dienstleistungen für die Gesellschaft oder ihre Konzerngesellschaften erbringen, eingeräumt bzw. auferlegt werden.
Conditional Share Capital for Employee Participation
[1] The share capital may be increased in an amount not to exceed CHF [20% (rounded down to the nominal value of the next whole share) of the share capital immediately after completion of the IPO Capital Increase] through the issuance of up to [20% (rounded down to the next whole share) of the share capital immediately after completion of the IPO Capital Increase] fully paid-in Class A Shares  with a par value of CHF 0.006 each or up to [20% (rounded down to the next whole share) of the share capital immediately after completion of the IPO Capital Increase] fully paid-in Class B Shares with a par value of CHF 0.0006 each (voting right shares) through the direct or indirect issuance of such registered shares, or through the exercise or mandatory exercise of rights to acquire such registered shares or through obligations to acquire such registered shares, which were granted to or entered into with members of the Board of Directors, members of the Executive Committee, employees, contractors or consultants of the Company or its group companies, or other persons providing services to the Company or its group companies.

9/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG

[2] Bei der Ausgabe solcher Aktien, Rechte oder Erwerbspflichten sind das Bezugsrecht wie auch das Vorwegzeichnungsrecht der Aktionäre der Gesellschaft ausgeschlossen. Die Ausgabe solcher Aktien, Rechte oder Erwerbspflichten erfolgt gemäss einem oder mehreren vom Verwaltungsrat oder, soweit an ihn delegiert, vom Vergütungsausschuss zu erlassenden Plänen, Reglementen oder Beschlüssen und, soweit anwendbar, unter Berücksichtigung der Grundsätze der Vergütung gemäss Artikel 29 dieser Statuten. Die Ausgabe solcher Aktien kann zu einem unter dem jeweiligen Börsenkurs liegenden Preis und die Einräumung solcher Rechte oder Erwerbspflichten kann unter deren innerem Wert erfolgen.

[2] The subscription rights and advance subscription rights of the shareholders of the Company shall be excluded in connection with the issuance of such shares, rights or purchase obligations. The issuance of such shares, rights or purchase obligations shall be made in accordance with one or more plans, regulations or resolutions to be issued by the Board of Directors or, to the extent delegated to it, the Compensation Committee, and to the extent applicable, taking into account the compensation principles pursuant to Article 29 of these articles of association. The issuance of such shares may be made at a price below the respective stock exchange price and such rights or purchase obligations may be granted below their intrinsic value.

[3] Die Erklärung über den Erwerb von Aktien gestützt auf diesen Artikel 4c hat auf diesen Artikel 4c hinzuweisen und in einer Form, die den Nachweis durch Text ermöglicht, zu erfolgen. Ein Verzicht auf ein Recht auf Erwerb von Aktien gestützt auf diesen Artikel 4c kann auch formlos oder durch Zeitablauf erfolgen; das gilt auch für den Verzicht auf die Ausübung und den Verfall dieses Rechts.

[3] The declaration of acquisition of shares based on this Article 4c shall refer to thisArtikel 4c and be made in a form that allows proof by text. A waiver of the right to acquire shares based on this Article 4c may also occur informally or by lapse of time; this also applies to the waiver of the exercise and forfeiture of this right.

10/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG
	[4] Der direkte oder indirekte Erwerb von Aktien gestützt auf diesen Artikel 4c sowie jede nachfolgende Übertragung solcher Aktien unterliegen den Beschränkungen von Artikel 6 dieser Statuten.		[4] The direct or indirect acquisition of shares based on this Article 4c and any subsequent transfer of such shares shall be subject to the restrictions of Article 6 of these articles of association.

	Artikel 4d		Article 4d

Bedingtes Ak-tienkapital für Finanzierungen, Akquisitionen und andere Zwecke
[1] Das Aktienkapital kann sich durch Ausgabe von höchstens [30% (abgerundet auf die nächste ganze Aktie) des Aktienkapitals unmittelbar nach Vollzug der IPO Kapitalerhöhung] voll zu liberierenden Kategorie-A-Aktien mit einem Nennwert von je CHF 0.006 um höchstens CHF [30% (abgerundet auf den Nennwert der nächsten ganze Aktie) des Aktienkapitals unmittelbar nach Vollzug der IPO Kapitalerhöhung] erhöhen durch die Ausübung oder Zwangsausübung von Wandel-, Tausch-, Options-, Bezugs- oder anderen Rechten auf den Bezug von Aktien oder durch Erwerbspflichten in Bezug auf Aktien, welche Aktionären oder Dritten allein oder in Verbindung mit Anleihensobligationen, Darlehen, Optionen, Warrants oder anderen Finanzmarktinstrumenten oder vertraglichen Verpflichtungen der Gesellschaft oder einer ihrer Konzerngesellschaften eingeräumt bzw. auferlegt werden (nachfolgend zusammen die Finanzinstrumente).
Conditional Share Capital for Financing, Acquisitions and other Purposes
[1] The share capital may be increased in an amount not to exceed CHF [30% (rounded down to the nominal value of the next whole share) of the share capital immediately after completion of the IPO Capital Increase] through the issuance of up to [30% (rounded down to the next whole share) of the share capital immediately after completion of the IPO Capital Increase] fully paid-in Class A Shares with a par value of CHF 0.006 each through the exercise or mandatory exercise of conversion, exchange, option, subscription or other rights to acquire shares or through obligations to acquire shares, which were granted to or imposed on shareholders or third parties alone or in connection with bonds, notes, options, warrants or other securities or contractual obligations of the Company or any of its group companies (hereinafter collectively the Financial Instruments).

11/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG

[2] Bei der Ausgabe von Aktien gestützt auf Finanzinstrumente ist das Bezugsrecht der Aktionäre ausgeschlossen. Zum Bezug der neuen Aktien, die bei Ausübung von Finanzinstrumenten ausgegeben werden, sind die jeweiligen Inhaber der Finanzinstrumente berechtigt. Die wesentlichen Bedingungen der Finanzinstrumente sind durch den Verwaltungsrat festzulegen.

[2] The subscription rights of shareholders shall be excluded upon the exercise of any Financial Instruments in connection with the issuance of shares. The then current owners of such Financial Instruments shall be entitled to acquire the new shares issued upon the exercise of any Financial Instruments. The main conditions of the Financial Instruments shall be determined by the Board of Directors.

[3] Die Erklärung über den Erwerb von Aktien gestützt auf diesen Artikel 4d hat auf diesen Artikel 4d hinzuweisen und in einer Form, die den Nachweis durch Text ermöglicht, zu erfolgen. Ein Verzicht auf ein Recht auf Erwerb von Aktien gestützt auf diesen Artikel 4d kann auch formlos oder durch Zeitablauf erfolgen; das gilt auch für den Verzicht auf die Ausübung und den Verfall dieses Rechts.

[3] The declaration of acquisition of the shares based on this Article 4d shall refer to this Article 4d and be made in a form that allows proof by text. A waiver of the right to acquire shares based on this Article 4d may also occur informally or by lapse of time; this also applies to the waiver of the exercise and forfeiture of this right.

[4] Der Verwaltungsrat ist ermächtigt, die Vorwegzeichnungsrechte der Aktionäre im Zusammenhang mit der Ausgabe von Finanzinstrumenten durch die Gesellschaft oder eine ihrer Konzerngesellschaften zu beschränken oder aufzuheben, falls (1) ein wichtiger Grund gemäss Artikel 4a Abs. 5 dieser Statuten vorliegt oder (2) die Finanzinstrumente zu angemessenen Bedingungen ausgegeben werden. Wird das Vorwegzeichnungsrecht weder direkt noch indirekt durch den Verwaltungsrat gewährt, gilt Folgendes:

[4] The Board of Directors shall be authorized to restrict or withdraw advance subscription rights of shareholders in connection with the issuance of Financial Instruments by the Company or one of its group companies if (1) there is an important reason pursuant to Article 4a para. 5 of these articles of association or (2) the Financial Instruments are issued on appropriate terms. If the advance subscription rights are neither granted directly nor indirectly by the Board of Directors, the following shall apply:

(a) der Erwerbspreis der Aktien ist unter Berücksichtigung der im Zeitpunkt der Ausgabe der Finanzinstrumente vorherrschenden Marktkonditionen festzusetzen; und	(a) the acquisition price of the shares shall be set taking into account the market conditions prevailing at the time the Financial Instruments are issued; and

12/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG
	(b) die Finanzinstrumente sind höchstens während 15 Jahren ab dem jeweiligen Zeitpunkt der betreffenden Ausgabe oder des betreffenden Abschlusses wandel-, tausch- oder ausübbar.		(b) the Financial Instruments may be converted, exchanged or exercised during a maximum period of 15 years from the date of the relevant issuance or entry.

	[5] Der direkte oder indirekte Erwerb von Aktien gestützt auf diesen Artikel 4d sowie jede nachfolgende Übertragung der Aktien unterliegen den Beschränkungen von Artikel 6 dieser Statuten.		[5] The direct or indirect acquisition of shares based on this Article 4d and any subsequent transfer of such shares shall be subject to the restrictions of Article 6 of these articles of association.

	Artikel 4e		Article 4e

Umtausch von Kategorie-B- Aktien	Die Inhaber von Kategorie-B-Aktien können jederzeit je zehn Kategorie-B-Aktien in eine Kategorie-A-Aktie eintauschen.	Exchange of Class B Shares	Holders of Class B Shares can at any time exchange any ten Class B Shares for one Class A Share.

	Artikel 5		Article 5

Aktienzertifikate und Bucheffekten
[1] Die Gesellschaft kann ihre Namenaktien als Wertrechte nach Artikel 973c oder 973d OR, als Bucheffekten im Sinne des Bucheffektengesetzes oder als Einzel- oder Globalurkunden ausgeben. Der Gesellschaft steht es im Rahmen der gesetzlichen Vorgaben frei, ihre in einer dieser Formen ausgegebenen Namenaktien jederzeit und ohne Zustimmung der Aktionäre in eine andere Form umzuwandeln. Die Gesellschaft trägt dafür die Kosten.
Share Certificates and Intermediated Securities
[1] The Company may issue its registered shares as uncertificated securities pursuant to Article 973c or 973d CO, as intermediated securities in the sense of the Federal Act on Intermediated Securities, or in the form of single or global certificates. Subject to applicable law, the Company may convert its registered shares from one form into another form at any time and without the approval of the shareholders. The Company shall bear the cost associated with any such conversion.

13/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG

[2] Ein Aktionär hat keinen Anspruch auf Umwandlung von in bestimmter Form ausgegebenen Namenaktien in eine andere Form. Insbesondere hat der Aktionär keinen Anspruch auf die Verbriefung der Mitgliedschaft in einem Wertpapier. Jeder Aktionär kann jedoch von der Gesellschaft jederzeit die Ausstellung einer Bescheinigung über die von ihm gemäss Aktienbuch gehaltenen Namenaktien verlangen.

[2] A shareholder has no right to request a conversion of the registered shares issued in one form into another form. In particular, the shareholder has no claim to the certification of the membership in a security. Each shareholder may, however, at any time request from the Company a written confirmation of the registered shares held by such shareholder, as reflected in the share register.

[3] Bucheffekten, denen Namenaktien der Gesellschaft zugrunde liegen, können nicht durch Zession übertragen werden. An diesen Bucheffekten können auch keine Sicherheiten durch Zession bestellt werden.
[3] Intermediated securities based on registered shares of the Company cannot be transferred by way of assignment. A security interest in any such intermediated securities also cannot be granted by way of assignment.

	Artikel 6		Article 6

Aktienbuch, Eintragungsbe schränkungen, Nominees
[1] Die Gesellschaft oder ein von ihr beauftragter Dritter führt für die Namenaktien ein Aktienbuch, in welches die Eigentümer und Nutzniesser mit Namen und Vornamen (bei juristischen Personen die Firma), Adresse und Staatsangehörigkeit (bei juristischen Personen der Sitz) eingetragen werden. Wechselt eine im Aktienbuch eingetragene Person ihre Kontaktdaten, so hat sie dies dem Aktienbuchführer mitzuteilen. Mitteilungen der Gesellschaft gelten als rechtsgültig erfolgt, wenn sie an die im Aktienbuch zuletzt eingetragenen Kontaktdaten des Aktionärs bzw. Zustellungsbevollmächtigten gesendet werden.
Share Register, Nominees
[1] The Company shall maintain, itself or through a third party, a share register for the registered shares that lists the surname and name (the name of the company in case of a legal entity), the address and nationality (the place of incorporation in case of a legal entity) of the shareholders or usufructuaries. A person registered in the share register shall notify the share registrar of any change in contact information. Communications from the Company shall be deemed to have been validly made if sent to the shareholder's or authorized delivery agent's last registered contact information in the share register.

[2] Erwerber von Namenaktien werden auf Gesuch als Aktionäre mit Stimmrecht im Aktienbuch eingetragen, falls sie ausdrücklich erklären, dass sie diese Namenaktien im eigenen Namen und für eigene Rechnung erworben haben, keine Vereinbarung über die Rücknahme oder die Rückgabe entsprechender Aktien besteht und sie das mit den Aktien verbundene wirtschaftliche Risiko tragen.

[2] Persons acquiring registered shares shall be registered in the share register as shareholders with voting rights upon their request if they expressly declare that they have acquired these registered shares in their own name and for their own account, that there is no agreement on the redemption of the relevant shares and that they bear the economic risk associated with the shares.

14/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG

[3] Der Verwaltungsrat kann einzelne Personen, die im Eintragungsgesuch nicht ausdrücklich die Erklärungen gemäss Absatz 2 dieses Artikels abgeben haben (die Nominees), und mit denen die Gesellschaft eine entsprechende Vereinbarung abgeschlossen hat, bis maximal 5% des im Handelsregister eingetragenen Aktienkapitals als Aktionäre mit Stimmrecht im Aktienbuch eintragen. Über diese Eintragungsgrenze hinaus kann der Verwaltungsrat Nominees mit Stimmrecht im Aktienbuch eintragen, falls die betreffenden Nominees die Namen und Vornamen, Adressen, Staatsangehörigkeit and die Aktienbestände derjenigen Personen offenlegen, für deren Rechnung sie 0.5% oder mehr des im Handelsregister eingetragenen Aktienkapitals halten. Der Verwaltungsrat ist berechtigt, mit Nominees Vereinbarungen über die Meldepflicht abzuschliessen.

[3] The Board of Directors may register individual persons who do not expressly make the declarations pursuant to paragraph 2 of this Article in the registration application (the Nominees), and with whom the Company has concluded a corresponding agreement, as shareholders with voting rights up to a maximum of 5% of the registered share capital entered in the commercial register. Above this registration limit, the Board of Directors may register Nominees with voting rights in the share register if the Nominees disclose the surnames and first names, addresses, nationality and shareholdings of those persons for whose account they hold 0.5% or more of the registered share capital entered in the commercial register. The Board of Directors is authorized to enter into agreements with nominees regarding the reporting obligation.

[4] Juristische Personen und Personengesellschaften oder andere Personenzusammenschlüsse oder Gesamthandsverhältnisse, die untereinander kapital- oder stimmenmässig, durch einheitliche Leitung oder auf andere Weise verbunden sind, sowie natürliche oder juristische Personen oder Personengesellschaften, die im Hinblick auf eine Umgehung der Bestimmungen über Nominees (insbesondere als Syndikat) koordiniert vorgehen, gelten als Nominee im Sinne des vorstehenden Absatzes 3.

[4] Legal entities and partnerships or other associations of persons or joint ownership relationships that are linked to each other by capital or voting rights, by common management or in any other way, as well as natural persons or legal entities or partnerships that act in a coordinated manner with a view to circumventing the provisions on Nominees (in particular as a syndicate), shall be deemed to be a Nominee within the meaning of the preceding paragraph 3.

15/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG

[5] Der Verwaltungsrat kann nach Anhörung des eingetragenen Aktionärs oder Nominees dessen Eintragung im Aktienbuch mit Rückwirkung auf das Datum der Eintragung streichen, wenn diese durch falsche oder irreführende Angaben zustande gekommen ist. Der Betroffene muss über die Streichung sofort informiert werden.

[5] After hearing the registered shareholder or Nominee, the Board of Directors may cancel such person's registration in the share register with retroactive effect as of the date of registration if such registration was made based on false or misleading information. The relevant shareholder or Nominee shall be promptly informed of the cancellation.

[6] Der Verwaltungsrat regelt die Einzelheiten und trifft die zur Einhaltung der vorstehenden Bestimmungen notwendigen Anordnungen. Der Verwaltungsrat kann in besonderen Fällen Ausnahmen von der Nomineeregelung bewilligen. Der Verwaltungsrat kann seine Aufgaben delegieren.

[6] The Board of Directors shall regulate all details and issue the instructions necessary to ensure compliance with the preceding provisions. In special cases, the Board of Directors may grant exceptions from the rules concerning Nominees. The Board of Directors may delegate its duties.

	Artikel 7		Article 7

Rechtsausü- bung	[1] Die Gesellschaft anerkennt nur einen Vertreter pro Aktie.	Exercise of Rights	[1] The Company shall only accept one representative per share.

[2] Das Stimmrecht und die damit zusammenhängenden Rechte können der Gesellschaft gegenüber von einem Aktionär, Nutzniesser oder Nominee jeweils nur in dem Umfang ausgeübt werden, wie dieser mit Stimmrecht im Aktienbuch eingetragen ist.

[2] The voting right and the rights associated therewith may be exercised vis-à-vis the Company by a shareholder, usufructuary or Nominee only to the extent that such person is registered in the share register with voting rights.

16/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG

	Abschnitt 3		Section 3

	Organe		Corporate Bodies

	A. Die Generalversammlung		A. The Shareholders' Meeting

	Artikel 8		Article 8

Befugnisse der Generalversa mmlung	[1] Die Generalversammlung der Aktionäre ist das oberste Organ der Gesellschaft.	Powers of the Shareholders' Meeting	[1] The Shareholders' Meeting is the supreme corporate body of the Company.

	[2] Der Generalversammlung stehen folgende unübertragbare Befugnisse zu:		[2] The Shareholders' Meeting shall have the following inalienable powers:

1.	die Festsetzung und Änderung dieser Statuten;	1.	the adoption and amendment of these articles of association;

2.	die Wahl und Abberufung der Mitglieder des Verwaltungsrates, des Präsidenten bzw. Co-Präsidenten des Verwaltungsrates und der Mitglieder des Vergütungsausschusses;	2.	the election and dismissal of the members of the Board of Directors, the Chairperson or the Co-Chairpersons, respectively, of the Board of Directors and the members of the Compensation Committee;

3.	die Wahl und Abberufung der Revisionsstelle;	3.	the election and dismissal of the Auditors;

4.	die Wahl und Abberufung des unabhängigen Stimmrechtsvertreters;	4.	the election and dismissal of the independent voting rights representative;

5.	die Genehmigung des Lageberichtes und der Konzernrechnung;	5.	the approval of the annual management report and the consolidated financial statements;

6.	die Genehmigung der Jahresrechnung sowie die Beschlussfassung über die Verwendung des Bilanzgewinnes, insbesondere die Festsetzung der Dividende;	6.	the approval of the annual financial statements as well as the resolution on the allocation of profit shown on the balance sheet, in particular the determination of dividends;

17/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG
7.	die Festsetzung der Zwischendividende und die Genehmigung des dafür erforderlichen Zwischenabschlusses;	7.	the determination of interim dividends and the approval of the interim financial statements required for this purpose;

8.	die Beschlussfassung über die Rückzahlung der gesetzlichen Kapitalreserve;	8.	the resolution on the repayment of the statutory capital reserve;

9.	die Entlastung der Mitglieder des Verwaltungsrates und der mit der Geschäftsführung betrauten Personen;	9.	the discharge from liability of the members of the Board of Directors and the persons entrusted with management;

10.	die Genehmigung der Vergütungen des Verwaltungsrates und der Geschäftsleitung gemäss Artikel 27 dieser Statuten;	10.	the approval of the compensation of the Board of Directors and of the Executive Committee pursuant to Article 27 of these articles of association;

11.	die Dekotierung der Beteiligungspapiere der Gesellschaft;	11.	the delisting of the Company's equity securities;

12.	sofern erforderlich, die Genehmigung des Berichts über nichtfinanzielle Belange nach Artikel 964c OR; und	12.	the approval of the report on non-financial matters pursuant to article 964c CO, if applicable; and

13.	die Beschlussfassung über die Gegenstände, die der Generalversammlung durch das Gesetz oder diese Statuten vorbehalten sind oder ihr, vorbehältlich Artikel 716a OR, durch den Verwaltungsrat vorgelegt werden.	13.
the adoption of resolutions on matters that are reserved to the Shareholders' Meeting by law or these articles of association or that are, subject to article 716a CO, submitted to the Shareholders' Meeting by the Board of Directors.

18/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG
	Artikel 9		Article 9

Ordentliche und ausserordentli che Generalversa mmlungen	[1] Die ordentliche Generalversammlung findet jährlich innerhalb von sechs Monaten nach Abschluss des Geschäftsjahres der Gesellschaft statt.	Annual and Extraordinary General Meeting	[1] The Annual General Meeting shall be held each year within six months of the close of the financial year of the Company.

	[2] Ausserordentliche Generalversammlungen finden statt, sofern		[2] Extraordinary General Meetings shall be held if

	(a) der Verwaltungsrat oder die Revisionsstelle es für angezeigt erachten;		(a) the Board of Directors or the Auditors deem it appropriate;

	(b) es eine Generalversammlung beschliesst; oder		(b) so resolved by a Shareholders' Meeting; or

(c)
Aktionäre, die alleine oder zusammen über mindestens 5 Prozent des Aktienkapitals oder der Stimmen verfügen, dies gemeinsam schriftlich unter Angabe des Verhandlungsgegenstandes und des Antrages, und bei Wahlen der Namen der vorgeschlagenen Kandidaten, verlangen.
(c)
shareholders who hold, alone or together, shares representing at least 5% of the share capital or votes so request in writing, indicating the matters to be discussed and the corresponding proposals and, in case of elections, the names of the nominated candidates.

	Artikel 10		Article 10

Einberufung
[1] Die Generalversammlung wird durch den Verwaltungsrat oder den (Co-)Verwaltungsratspräsidenten, nötigenfalls die Revisionsstelle, mindestens 20 Kalendertage vor dem Versammlungstag einberufen. Das Einberufungsrecht steht auch den Liquidatoren und den Vertretern der Anleihensgläubiger zu.
Notice
[1] Notice of a Shareholders' Meeting shall be given by the Board of Directors or the (Co-)Chairperson of the Board or, if necessary, by the Auditors, at least 20 calendar days prior to the date of the meeting. Liquidators and representatives of bondholders are also entitled to call a Shareholders' Meeting.

19/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG
	[2] Die Einberufung zur Generalversammlung erfolgt durch einmalige Bekanntmachung gemäss Artikel 36 dieser Statuten.			[2] Notice of the Shareholders' Meeting shall be given by way of a single announcement pursuant to Article 36 of these articles of association.

[3] Mindestens 20 Kalendertage vor der ordentlichen Generalversammlung sind den Aktionären der Geschäftsbericht, der Vergütungsbericht und die Revisionsberichte sowie, sofern erforderlich, der Bericht über die nichtfinanziellen Belange nach Artikel 964c OR zugänglich zu machen.

[3] The annual report, the compensation report and the Auditors' reports as well as, if applicable, the report on non-financial matters pursuant to article 964c CO shall be made available to the shareholders at least 20 calendar days prior to the Annual General Meeting.

	[4] In der Einberufung sind bekanntzugeben:			[4] The notice shall include:

	1.	Datum, Beginn, Ende, Art und Ort der Generalversammlung;		1.	date, beginning, ending, mode and venue of the Shareholders' Meeting;

	2.	die Verhandlungsgegenstände;		2.	the agenda;

	3.	die Anträge des Verwaltungsrates samt kurzer Begründung;		3.	the proposals of the Board of Directors together with a brief statement of the reasons;

	4.	gegebenenfalls die Anträge der Aktionäre samt kurzer Begründung; und		4.	proposals of the shareholders, if any, together with a brief statement of the reasons; and

	5.	der Name und die Adresse des unabhängigen Stimmrechtsvertreters.		5.	name and address of the independent voting rights representative.

	Artikel 11			Article 11

Traktandierung
[1] Aktionäre, die alleine oder zusammen über mindestens 0.5 Prozent des Aktienkapitals oder der Stimmen verfügen, können die Traktandierung eines Verhandlungsgegenstandes oder die Aufnahme eines Antrages zu einem Verhandlungsgegenstand in die Einberufung der Generalversammlung verlangen. Ein solches Gesuch muss der Gesellschaft mindestens 90 Kalendertage vor der Versammlung schriftlich unter Angabe des Verhandlungsgegenstandes und des Antrags oder der Anträge zugehen.
			Agenda
[1] Shareholders who, alone or together, hold at least 0.5% of the share capital or the votes may request that an item be included on the agenda or that a proposal relating to an agenda item be included in the notice convening the Shareholders' Meeting. Such a request must be received by the Company in writing at least 90 calendar days prior to the Shareholders' Meeting, specifying the agenda item and the proposal or proposals.

20/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG

[2] Über Anträge zu nicht gehörig angekündigten Verhandlungsgegenständen kann die Generalversammlung keine Beschlüsse fassen; ausgenommen sind hiervon jedoch an einer Generalversammlung gestellte Anträge auf Einberufung einer ausserordentlichen Generalversammlung,auf Durchführung einer Sonderuntersuchung und auf Wahl einer Revisionsstelle.

[2] No resolutions may be passed at a Shareholders' Meeting on proposals concerning agenda items for which proper notice was not given; this provision shall not apply, however, to proposals made during a Shareholders' Meeting to convene an Extraordinary General Meeting, to initiate a special investigation and to appoint an external auditor.

	[3] Zur Stellung von Anträgen im Rahmen der Verhandlungsgegenstände und zu Verhandlungen ohne Beschlussfassung bedarf es keiner vorgängigen Ankündigung.		3 No prior notice is required to bring proposals related to items already on the agenda or for the discussion of matters on which no resolution is to be taken.

	Artikel 12		Article 12

Tagungsort	[1] Der Verwaltungsrat bestimmt den Tagungsort der Generalversammlung, welche in der Schweiz oder im Ausland durchgeführt werden kann.	Venue	[1] The Board of Directors shall determine the venue of the Shareholders' Meeting, which may be held in or outside Switzerland.

[2] Der Verwaltungsrat kann bestimmen, dass die Generalversammlung an verschiedenen Orten gleichzeitig durchgeführt wird, sofern die Voten der Teilnehmer unmittelbar in Bild und Ton an sämtliche Tagungsorte übertragen werden, und/oder dass die Aktionäre, die nicht am Tagungsort (oder einem der Tagungsorte) der Generalversammlung anwesend sind, ihre Rechte auf elektronischem Weg ausüben können.

[2] The Board of Directors can determine that the Shareholders' Meeting be held simultaneously at different locations, provided that the contributions of the participants are transmitted directly in video and audio to all venues, and/or that shareholders, who are not present at the venue (or one of the venues) of the Shareholders' Meeting may exercise their rights by electronic means.

	[3] Alternativ kann der Verwaltungsrat vorsehen, dass die Generalversammlung auf elektronischem Weg ohne Tagungsort durchgeführt wird.		[3] Alternatively, the Board of Directors may provide that the Shareholders' Meeting will be held by electronic means without a venue.

21/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG
	Artikel 13		Article 13

Vorsitz der Generalversam mlung, Stimmenzähler, Protokoll
[1] Der Präsident oder der zuständige Co-Präsident des Verwaltungsrates führt den Vorsitz in der Generalversammlung. Bei seiner Abwesenheit führt der Vizepräsident des Verwaltungsrates bzw. der andere Co-Präsident, ein anderes Mitglied oder eine vom Verwaltungsrat bezeichnete Person den Vorsitz. Steht kein Mitglied des Verwaltungsrates zur Verfügung und hat der Verwaltungsrat keinen Vertreter bezeichnet, so wird der Vorsitzende von der Generalversammlung gewählt.
Chairperson, Vote Counters, Minutes
[1] The Chairperson or the responsible Co-Chairperson of the Board of Directors shall chair the Shareholders' Meeting. In their absence, the Vice-Chairperson of the Board of Directors or the other Co-Chairperson, another member or a person designated by the Board of Directors shall chair the Shareholders' Meeting. If no member of the Board of Directors is available and no other person has been designated by the Board of Directors, the acting chair shall be elected by the Shareholders' Meeting.

	[2] Der Vorsitzende der Generalversammlung hat sämtliche Leitungsbefugnisse, die für die ordnungsgemässe Durchführung der Generalversammlung nötig und angemessen sind.		[2] The acting chair of the Shareholders' Meeting shall have all powers and authority necessary and appropriate for the orderly conduct of the Shareholders' Meeting.

[3] Der Vorsitzende der Generalversammlung bezeichnet einen Protokollführer und den oder die Stimmenzähler, die alle nicht Aktionäre sein müssen. Das Protokoll ist vom Vorsitzenden und vom Protokollführer zu unterzeichnen.

[3] The acting chair of the Shareholders' Meeting shall appoint the minute keeper and the vote counter(s), none of whom need be shareholders. The minutes shall be signed by the acting chair and the minute keeper.

[4] Die Beschlüsse und Wahlergebnisse sind unter Angabe der genauen Stimmenverhältnisse innerhalb von 15 Kalendertagen nach der Generalversammlung auf elektronischem Weg zugänglich zu machen; jeder Aktionär kann verlangen, dass ihm das Protokoll innerhalb von 30 Kalendertagen nach der Generalversammlung zugänglich gemacht wird.
[4] The resolutions and election results shall be made available electronically within 15 calendar days after the Shareholders' Meeting, stating the exact proportion of votes; each shareholder may request that the minutes be made available to him within 30 calendar days after the Shareholders' Meeting.

22/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG
	Artikel 14		Article 14

Stimmrecht, Vertretung	[1] Jede Aktie berechtigt zu einer Stimme. Vorbehalten bleibt Art. 693 Abs. 3 OR. Das Stimmrecht untersteht den Bedingungen von Artikel 6 und Artikel 7 dieser Statuten.	Voting Rights, Representation	[1] Each share shall convey the right to one vote. Art. 693 para. 3 CO remains reserved. The voting rights are subject to the conditions of Article 6 and Article 7 of these articles of association.

[2] Der Verwaltungsrat erlässt die Verfahrensvorschriften über die Teilnahme und Vertretung an der Generalversammlung und regelt die Anforderungen an Vollmachten und Weisungen. Ein Aktionär kann sich an der Generalversammlung durch den unabhängigen Stimmrechtsvertreter, seinen gesetzlichen Vertreter oder mittels schriftlicher Vollmacht durch einen anderen Bevollmächtigten, der nicht Aktionär zu sein braucht, vertreten lassen. Alle von einem Aktionär gehaltenen Aktien können nur von einer Person vertreten werden.

[2] The Board of Directors shall establish the rules regarding the participation in and representation at the Shareholders' Meeting and determine the requirements as to proxies and instructions. A shareholder may be represented at the Shareholders' Meeting by the independent voting rights representative, their legal representative or, by means of a written proxy, by any other proxy who need not be a shareholder. All shares held by a shareholder may only be represented by one person.

	[3] Die Generalversammlung wählt den unabhängigen Stimmrechtsvertreter für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich.		[3] The Shareholders' Meeting shall elect the independent voting rights representative for a term of office until completion of the next Annual General Meeting. Re-election is possible.

	[4] Hat die Gesellschaft keinen unabhängigen Stimmrechtsvertreter, wird dieser für die nächste Generalversammlung vom Verwaltungsrat bezeichnet.		4 If the Company does not have an independent voting rights representative, the Board of Directors shall appoint the independent voting rights representative for the next Shareholders' Meeting.

23/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG
	Artikel 15			Article 15

Beschlüsse, Wahlen	[1] Die Generalversammlung beschliesst und wählt mit der Mehrheit der vertretenen Aktienstimmen, soweit es das Gesetz oder diese Statuten nicht anders bestimmen.		Resolutions, Elections	[1] The Shareholders' Meeting shall pass its resolutions and decide its elections by the majority of the votes represented, unless required otherwise by law or these articles of association.

	[2] Ein Beschluss der Generalversammlung, der mindestens zwei Drittel der vertretenen Stimmen und die Mehrheit der vertretenen Aktiennennwerte auf sich vereinigt, ist insbesondere erforderlich für:
[2] At least two thirds of the votes represented and the majority of the par value of shares represented shall be required for the Shareholders' Meeting to adopt resolutions on the following matters in particular:

	1.	die Änderung des Gesellschaftszwecks;		1.	the amendment of the business purpose of the Company;

	2.	die Zusammenlegung von Aktien;		2.	the combination of shares;

	3.	die Kapitalerhöhung aus Eigenkapital, gegen Sacheinlagen oder durch Verrechnung mit einer Forderung und die Gewährung von besonderen Vorteilen;		3.	a capital increase through the conversion of equity surplus, against contributions in kind or by set-off against a claim and the granting of special privileges;

	4.	die Einschränkung oder Aufhebung des Bezugsrechts;		4.	the limitation or withdrawal of subscription rights;

	5.	die Einführung eines bedingten Kapitals oder die Einführung eines Kapitalbands;		5.	the introduction of conditional capital or the introduction of a capital range;

	6.	die Beschränkung der Übertragbarkeit von Namenaktien;		6.	the restriction of the transferability of registered shares;

	7.	die Einführung von Stimmrechtsaktien;		7.	the introduction of shares with privileged voting rights;

	8.	den Wechsel der Währung des Aktienkapitals;		8.	the change of currency of the share capital;

24/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG
9.	die Einführung des Stichentscheids des Vorsitzenden in der Generalversammlung;	9.	the introduction of the casting vote of the acting chair in the Shareholders' Meeting;

10.	eine Statutenbestimmung zur Durchführung der Generalversammlung im Ausland;	10.	a provision in the articles of association concerning the conduct of a Shareholders' Meeting abroad;

11.	die Dekotierung der Beteiligungspapiere der Gesellschaft;	11.	the delisting of the Company's equity securities;

12.	die Verlegung des Sitzes der Gesellschaft;	12.	the relocation of the place of incorporation of the Company;

13.	die Einführung einer statutarischen Schiedsklausel;	13.	the introduction of an arbitration clause in the articles of association;

14.	die Abberufung eines Mitglieds des Verwaltungsrats oder des (Co-)Präsident vor Ablauf der Amtszeit;	14.	the removal of any member of the Board of Directors or of its (Co-)Chairperson before the end of his or her term of office;

15.	Fusionen, Spaltungen und Umwandlungen nach dem Fusionsgesetz; und	15.	mergers, demergers and conversions pursuant to the Swiss Merger Act; and

16.	die Auflösung der Gesellschaft.	16.	the dissolution of the Company.

[3] Der Vorsitzende der Generalversammlung bestimmt, ob Abstimmungen und Wahlen offen, schriftlich oder elektronisch erfolgen. Der Vorsitzende kann eine Abstimmung oder Wahl jederzeit wiederholen lassen, sofern nach seiner Meinung Zweifel am Abstimmungsergebnis bestehen; in diesem Fall gilt die vorausgegangene Abstimmung oder Wahl als nicht geschehen.

[3] The acting chair of the Shareholders' Meeting shall determine whether resolutions and elections are to be taken by open ballot, in writing or electronically. The acting chair may at any time order that a resolution or election be repeated if he considers the vote to be in doubt; the resolution or election previously held shall then be deemed not to have taken place.

[4] Wird nach dem ersten Wahlgang die Mindestzahl Verwaltungsratsmitglieder nach Artikel 16 dieser Statuten nicht erreicht, ordnet der Vorsitzende der Generalver-sammlung einen zweiten Wahlgang an, in dem das relative Mehr der abgegebenen Stimmen entscheidet.

4 If, after the first vote, the minimum number of members of the Board of Directors pursuant to Article 16 of these articles of association is not achieved, the acting chair of the Shareholders' Meeting shall order a second vote in which a relative majority of the votes cast shall be decisive.

25/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG

	B. Der Verwaltungsrat		B. The Board of Directors

	Artikel 16		Article 16

Anzahl Verwaltungsra tsmitglieder	[1] Der Verwaltungsrat besteht aus mindestens zwei (2) und höchstens sieben (7) Mitgliedern.	Number of Members of the Board of Directors	[1] The Board of Directors shall consist of not less than two (2) and not more than seven (7) members.

	[2] Jede Aktionärskategorie hat Anspruch auf Wahl eines Vertreters in den Verwaltungsrat.		[2] Each share class is entitled to elect one representative to the Board of Directors.

	Artikel 17		Article 17

Wahl und Amtsdauer
[1] Die Generalversammlung wählt die Mitglieder des Verwaltungsrates und den Präsidenten bzw. die Co-Präsidenten des Verwaltungsrates einzeln für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich.
Election and Term of Office
[1] The Shareholders' Meeting shall elect the members of the Board of Directors and the Chairperson or the Co-Chairpersons, respectively, of the Board of Directors individually and for a term of office until the completion of the next Annual General Meeting. Re-election is possible.

[2] Ist das Präsidium des Verwaltungsrates vakant, bezeichnet der Verwaltungsrat für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung aus seiner Mitte einen Präsidenten. Wird das Amt eines Co-Präsidenten des Verwaltungsrates vakant, handelt der andere Co-Präsident als alleiniger Präsident für die verbleibende Amtszeit.

[2] If the office of the Chairperson of the Board of Directors is vacant, the Board of Directors shall appoint a new Chairperson from among its members for a term of office extending until completion of the next Annual General Meeting. If the office of a Co-Chairperson becomes vacant, the other Co-Chairperson shall act as sole Chairperson for the remaining term of office.

26/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG
	Artikel 18		Article 18

Organisation des Verwaltungsrates
[1] Vorbehältlich der Wahl des Präsidenten bzw. der Co-Präsidenten und der Mitglieder des Vergütungsausschusses durch die Generalversammlung konstituiert sich der Verwaltungsrat selbst. Der Verwaltungsrat kann unter anderem einen oder mehrere Vizepräsidenten wählen sowie einen Sekretär bezeichnen, der nicht Mitglied des Verwaltungsrates sein muss.
Organization of the Board of Directors
[1] Except for the election of the Chairperson or the Co-Chairpersons, respectively, and the members of the Compensation Committee by the Shareholders' Meeting, the Board of Directors shall constitute itself. The Board of Directors may, among other functions, elect one or several Vice-Chairpersons and appoint a secretary who need not be member of the Board of Directors.

	[2] Der Verwaltungsrat ordnet im Übrigen und vorbehältlich Artikel 20 dieser Statuten seine Organisation und Beschlussfassung durch ein Organisationsreglement.		[2] Subject to Article 20 et seq. of these articles of association, the Board of Directors shall regulate its organization and the adoption of resolutions in the organizational regulations.

	[3] Jeder Co-Präsident kann je einzeln alle Kompetenzen eines Präsidenten ausüben und die Gesellschaft wie ein Präsident unter Bezeichnung Co-Präsident vertreten.		[3] Each Co-Chairperson individually can exercise all competences of a Chairperson and represent the Company like a Chairperson under the title Co-Chairperson.

	Artikel 19		Article 19

Ersatz der Auslagen, Schadloshaltung	[1] Die Mitglieder des Verwaltungsrates haben Anspruch auf Ersatz sämtlicher ihrer im Interesse der Gesellschaft aufgewendeten Auslagen.	Reimbursement of Expenses, Indemnification	[1] The members of the Board of Directors shall be entitled to the reimbursement of all expenses incurred in the interest of the Company.

27/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG

[2] Soweit nicht von einer Versicherungsdeckung erfasst oder durch Dritte bezahlt, hält die Gesellschaft im vollen gesetzlich zulässigen Umfang gegenwärtige und ehemalige Mitglieder des Verwaltungsrates und der Geschäftsleitung sowie deren Erben, Konkurs- oder Nachlassmassen (die Schadlosgehaltenen Personen) für Schäden, Verluste und Kosten aus drohenden, hängigen oder abgeschlossenen Klagen, Verfahren oder Untersuchungen zivil‑, straf- oder verwaltungsrechtlicher oder anderer Natur schadlos, welche ihnen oder anderen Schadlosgehaltenen Personen entstehen (i) aufgrund der Tatsache, dass sie Mitglied des Verwaltungsrates oder der Geschäftsleitung der Gesellschaft sind oder waren oder für oder auf Aufforderung der Gesellschaft als Mitglied des Verwaltungsrates (oder eines gleichwertigen Organs), der Geschäftsleitung oder als Arbeitnehmer oder Agent eines anderen Unternehmens, einer anderen Gesellschaft, einer nicht-rechtsfähigen Personengesellschaft oder eines Trusts sind oder waren, oder (ii) aufgrund von tatsächlichen oder behaupteten Handlungen, Zustimmungen oder Unterlassungen im Zusammenhang mit der Ausübung ihrer Pflichten oder behaupteten Pflichten in einer solchen Funktion. Diese Pflicht zur Schadloshaltung besteht nicht, sofern und soweit ein zuständiges Gericht oder eine zuständige Behörde oder Verwaltungsbehörde in einem rechtskräftigen und nicht mehr anfechtbaren Urteil bzw. Entscheid zum Schluss kommt, dass die Schadlosgehaltene Person ihre gesetzlichen Pflichten als Mitglied des Verwaltungsrates oder der Geschäftsleitung absichtlich oder grobfahrlässig verletzt hat.

[2] To the extent not included in insurance coverage or paid by third parties, the Company shall indemnify and hold harmless, to the fullest extent permitted by law, current and former members of the Board of Directors and Executive Committee, and their heirs, executors and administrators (Indemnified Persons), from and against all threatened, pending or completed actions, suits or proceedings – whether civil, criminal, administrative or investigative – and all costs, charges, losses, damages and expenses which they or any other Indemnified Persons shall or may incur or sustain (i) by reason of the fact that they are or were a member of the Board of Directors or Executive Committee of the Company or are or were serving, for or at the direction of the Company, as a director (or member of an equivalent corporate body), member of the executive management, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) by reason of any actual or alleged actions, consents or omissions in connection with the discharge of their duties or alleged duties in such a capacity. This indemnification obligation shall not apply to if and to the extent that the Indemnified Person is found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of their statutory duties as a member of the Board of Directors or Executive Committee.

[3] Ohne Absatz 2 dieses Artikel 19 einzuschränken, bevorschusst die Gesellschaft Schadlosgehaltenen Personen Gerichts- und Anwaltskosten, soweit diese nicht von einer Versicherungsdeckung erfasst oder durch Dritte bevorschusst werden. Die Gesellschaft kann solche Vorschüsse zurückfordern, wenn ein zuständiges Gericht oder eine zuständige Verwaltungsbehörde in einem rechtskräftigen Urteil bzw. Entscheid zum Schluss kommt, dass die Schadlosgehaltene Person ihre Pflichten als Mitglied des Verwaltungsrates oder der Geschäftsleitung absichtlich oder grobfahrlässig verletzt hat.

[3] Without limiting paragraph 2 of this Article 19, the Company shall advance costs and expenses indemnifiable thereunder to Indemnified Persons to the extent not included in insurance coverage or advanced by third parties. The Company may however recover such advanced costs if the Indemnified Person is found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of their statutory duties as a member of the Board of Directors or Executive Committee.

28/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG
	Artikel 20		Article 20

Einberufung, Beschlussfassung, Protokoll
[1] Sitzungen des Verwaltungsrates werden vom Präsidenten bzw. vom zuständigen Co-Präsidenten oder im Falle seiner Verhinderung vom Vizepräsidenten bzw. den anderen Co-Präsidenten oder einem anderen Mitglied des Verwaltungsrates einberufen, so oft dies als notwendig erscheint oder wenn ein Mitglied es schriftlich oder per E-Mail oder einer anderen Art der elektronischen Übermittlung unter Angabe der Gründe verlangt.
Convening of Meetings, Resolutions, Minutes
[1] The Board of Directors shall meet at the invitation of its Chairperson or by the responsible Co-Chairperson, respectively, and if he/she is hindered, by the other Co-Chairperson or the Vice-Chairperson or of another member of the Board of Directors as often as the business of the Company shall require or if a member requests it in writing or via e-mail or another form of electronic communication, indicating the reasons.

[2] Sofern das vom Verwaltungsrat erlassene Organisationsreglement nichts Anderes festlegt, ist zur Beschlussfähigkeit des Verwaltungsrates die Anwesenheit der Mehrheit seiner Mitglieder erforderlich. Kein Präsenzquorum ist erforderlich für die Anpassungs- und Feststellungsbeschlüsse des Verwaltungsrates im Zusammenhang mit Kapitalveränderungen.

[2] Unless the organizational regulations adopted by the Board of Directors provide otherwise, the Board of Directors shall only have a quorum if the majority of the members of the Board of Directors is present. No attendance quorum shall be required for resolutions of the Board of Directors providing for the amendment and ascertainment of capital changes.

[3] Sofern das vom Verwaltungsrat erlassene Organisationsreglement nichts Anderes festlegt, fasst der Verwaltungsrat seine Beschlüsse mit der Mehrheit der abgegebenen Stimmen. Bei Stimmengleichheit hat der Vorsitzende keinen Stichentscheid.

[3] Unless the organizational regulations adopted by the Board of Directors provide otherwise, the Board of Directors shall adopt its resolutions by a majority of votes cast. In the event of a tie, the acting chair shall have no casting vote.

29/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG
	[4] Beschlüsse können auch auf schriftlichem Weg oder in elektronischer Form gefasst werden, sofern nicht ein Mitglied mündliche Beratung verlangt.			[4] Resolutions may also be adopted by way of written consent or electronically, unless a member requests discussion thereof.

	[5] Die Beschlüsse sind in einem Protokoll festzuhalten, das vom Vorsitzenden und dem Protokollführer zu unterzeichnen ist.			[5] The decisions of the Board of Directors shall be recorded in minutes to be signed by the acting chair and the minute keeper.

	Artikel 21			Article 21

Befugnisse des Verwaltungsrates	[1] Der Verwaltungsrat kann in allen Angelegenheiten Beschluss fassen, die nicht nach Gesetz, diesen Statuten oder einem Reglement einem anderen Organ der Gesellschaft übertragen sind.		Powers of the Board of Directors	[1] The Board of Directors may pass resolutions with respect to all matters which are not delegated to another corporate body of the Company by law, by these articles of association or by regulations.

	[2] Er hat folgende unübertragbare und unentziehbare Aufgaben:			[2] It shall have the following non-transferable and inalienable duties:

	1.	die Oberleitung der Gesellschaft und die Erteilung der nötigen Weisungen;		1.	the ultimate management of the Company and the issuance of necessary instructions;

	2.	die Festlegung der Organisation der Gesellschaft;		2.	the determination of the organization of the Company;

	3.	die Ausgestaltung des Rechnungswesens, der Finanzkontrolle und der Finanzplanung;		3.	the structuring of the accounting system, of the financial controls and of the financial planning;

	4.	die Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung der Gesellschaft betrauten Personen und die Regelung der Zeichnungsberechtigung;		4.	the appointment and dismissal of the persons entrusted with management and representation of the Company, and issuance of rules on the signature authority;

	5.	die Oberaufsicht über die mit der Geschäftsführung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, dieser Statuten, der Reglemente und Weisungen;		5.	the ultimate supervision of the persons entrusted with management, in particular in view of compliance with the law, these articles of association, regulations and directives;

30/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG
6.	die Erstellung des Geschäftsberichtes, des Vergütungsberichtes sowie gegebenenfalls des Berichts über nichtfinanzielle Belange nach Artikel 964c OR und aller anderer gesetzlich vorgeschriebener Berichte;	6.	the preparation of the annual report, the compensation report and, if applicable, the report on non-financial matters pursuant to article 964c CO and any other reports as required by law;

7.	die Vorbereitung der Generalversammlung und die Ausführung ihrer Beschlüsse;	7.	the preparation of the Shareholders' Meeting and the implementation of its resolutions;

8.	die Beschlussfassung über die Veränderung des Aktienkapitals und den Wechsel der Währung, soweit diese in der Kompetenz des Verwaltungsrates liegt, sowie die Beschlussfassung über die Feststellung von Kapitalveränderungen, die Erstellung des Kapitalerhöhungsberichts und die Vornahme der entsprechenden Statutenänderungen (einschliesslich Löschungen);	8.
the adoption of resolutions on the change of the share capital or the currency of the share capital, to the extent that such power is vested in the Board of Directors, and the ascertainment of capital changes, the preparation of the report on the capital increase, and the respective amendments of the articles of association (including deletions);

9.	die gemäss Fusionsgesetz unübertragbaren und unentziehbaren Aufgaben und Befugnisse des Verwaltungsrates;	9.	the non-transferable and inalienable duties and powers of the Board of Directors pursuant to the Swiss Merger Act;

10.	die Einreichung eines Gesuchs um Nachlassstundung und die Benachrichtigung des Gerichts im Falle der Überschuldung; und	10.	the submission of a petition for debt-restructuring moratorium and the notification of the court in case of over-indebtedness; and

11.	andere durch Gesetz oder diese Statuten dem Verwaltungsrat vorbehaltene Aufgaben und Befugnisse.	11.	other powers and duties reserved to the Board of Directors by law or these articles of association.

3 Im Übrigen kann der Verwaltungsrat die Geschäftsführung sowie die Vertretung der Gesellschaft im Rahmen dieser Statuten und der gesetzlichen Bestimmungen durch Erlass eines Organisationsreglements oder durch einen Beschluss ganz oder teilweise an einzelne oder mehrere seiner Mitglieder oder an Dritte übertragen.

3 In all other respects, the Board of Directors may delegate in whole or in part the management and the representation of the Company within the framework set forth by these articles of association and the law to one or several of its members or to third parties by establishing organizational regulations or by adopting a resolution.

31/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG

	C. Der Vergütungsausschuss		C. The Compensation Committee

	Artikel 22		Article 22

Anzahl Mitglieder	Der Vergütungsausschuss besteht aus mindestens zwei und höchstens vier Mitgliedern des Verwaltungsrates.	Number of Members	The Compensation Committee shall consist of no less than two and no more than four members of the Board of Directors.

	Artikel 23		Article 23

Wahl und Amtsdauer	[1] Die Generalversammlung wählt die Mitglieder des Vergütungsausschusses einzeln für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich.	Election and Term of Office	[1] The Shareholders' Meeting shall elect the members of the Compensation Committee individually for a term of office until the completion of the next Annual General Meeting. Re-election is possible.

[2] Scheiden ein oder mehrere Mitglieder aus oder ist der Vergütungsausschuss nicht vollständig besetzt, kann der Verwaltungsrat bis zum Abschluss der nächsten ordentlichen Generalversammlung aus seiner Mitte Mitglieder bezeichnen.

[2] If there are vacancies on the Compensation Committee, the Board of Directors may appoint substitute members from among its members for a term of office extending until completion of the next Annual General Meeting.

	Artikel 24		Article 24

Organisation des Vergütungsausschusses	[1] Der Vergütungsausschuss konstituiert sich selbst. Der Verwaltungsrat bezeichnet aus der Mitte des Vergütungsausschusses einen Vorsitzenden.	Organization of the Compensation Committee	[1] The Compensation Committee shall constitute itself. The Board of Directors shall elect a chairperson from among the Compensation Committee members.

32/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG
	[2] Im Übrigen erlässt der Verwaltungsrat ein Reglement über die Organisation und Beschlussfassung des Vergütungsausschusses.		[2] The Board of Directors shall issue regulations establishing the organization and decision-making process of the Compensation Committee.

	Artikel 25	Article 25

Aufgaben und Zuständigkeiten
[1] Der Vergütungsausschuss unterstützt den Verwaltungsrat bei der Festsetzung und Überprüfung der Vergütungspolitik und -richtlinien sowie bei der Vorbereitung der Anträge zuhanden der Generalversammlung betreffend die Vergütung des Verwaltungsrates und der Geschäftsleitung. Er kann dem Verwaltungsrat Vorschläge zu weiteren Vergütungsfragen unterbreiten.
Duties and Powers
[1] The Compensation Committee shall support the Board of Directors in establishing and reviewing the compensation strategy and guidelines as well as in preparing the proposals to the Shareholders' Meeting regarding the compensation of the Board of Directors and the Executive Committee. It may submit proposals to the Board of Directors in other compensation-related issues.

[2] Der Verwaltungsrat legt in einem Reglement fest, für welche Funktionen des Verwaltungsrates und der Geschäftsleitung der Vergütungsausschuss, gemeinsam mit dem Präsidenten des Verwaltungsrates oder alleine, die Leistungswerte, Leistungsziele, Zielhöhen und Vergütungen festsetzt und für welche Funktionen er dem Verwaltungsrat Vorschläge für solche Leistungswerte, Leistungsziele, Zielhöhen und Vergütungen unterbreitet.

[2] The Board of Directors shall determine, in regulations, for which positions within the Board of Directors and the Executive Committee the Compensation Committee, together with the (Co-)Chairperson of the Board of Directors or alone, shall determine the performance metrics, performance targets, target amounts and compensation, and for which positions it shall submit proposals for such performance metrics, performance targets, target amounts and compensation to the Board of Directors.

	[3] Der Verwaltungsrat kann dem Vergütungsausschuss weitere Aufgaben zuweisen.		[3] The Board of Directors may delegate further tasks to the Compensation Committee.

33/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG

	D. Die Revisionsstelle			D. The Auditors

	Artikel 26			Article 26

Revisionsstell
[1] Die Generalversammlung wählt die Revisionsstelle für eine Amtsdauer eines Geschäftsjahrs. Ihre Amtszeit endet mit der Genehmigung der Jahresrechnung für das betreffende Geschäftsjahr durch die Generalversammlung. Wiederwahl ist möglich.

[1] The Shareholders' Meeting shall elect the Auditors for a term of office of one financial year. Their term of office ends with the approval of the annual financial statements of the respective financial year by the Shareholders' Meeting. Re-election is possible.

	[2] Der Revisionsstelle obliegen die ihr vom Gesetz zugewiesenen Befugnisse und Pflichten.			[2] The Auditors shall have the powers and duties vested in them by law.

	[3] Der Verwaltungsrat kann die Revisionsstelle jederzeit beauftragen, besondere Abklärungen, insbesondere Zwischenrevisionen, durchzuführen und darüber Bericht zu erstatten.			[3] The Board of Directors may mandate the Auditors at any time to perform special investigations, in particular interim audits, and to prepare a report on their findings.

	Abschnitt 4			Section 4

	Vergütungen der Mitglieder des Verwaltungsrates und der Geschäftsleitung			Compensation of the Members of the Board of Directors and the Executive Committee

	Artikel 27			Article 27

Genehmigung der Vergütung durch die Generalversammlung	[1] Die Generalversammlung genehmigt die Anträge des Verwaltungsrates in Bezug auf die Gesamtbeträge:		Approval of the Compensation by the Shareholders' Meeting	[1] The Shareholders' Meeting shall approve the proposals of the Board of Directors in relation to the aggregate amounts of:

	1.	für die maximale Vergütung des Verwaltungsrates für die Dauer bis zur nächsten ordentlichen Generalversammlung;		1.	the maximum compensation of the Board of Directors until the completion of the next Annual General Meeting;

34/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG
2.	für die maximale Vergütung der Geschäftsleitung für das folgende Geschäftsjahr; und	2.	the maximum compensation of the Executive Committee for the following financial year; and

3.	allenfalls spezifische Vergütungselemente für andere Vergütungsperioden.	3.	specific compensation elements for other compensation periods, if any.

[2] Der Verwaltungsrat kann der Generalversammlung abweichende oder zusätzliche Anträge in Bezug auf die gleichen oder andere Zeitperioden zur Genehmigung beantragen.		[2] The Board of Directors may seek approval by the Shareholders' Meeting one or more deviating or additional proposals relating to the same or different periods.

[3] Genehmigt die Generalversammlung einen Antrag des Verwaltungsrates nicht, setzt der Verwaltungsrat unter Berücksichtigung aller relevanten Umstände den entsprechenden (maximalen) Gesamtbetrag oder mehrere (maximale) Teilbeträge fest und unterbreitet den oder die so festgesetzten Beträge derselben oder einer späteren Generalversammlung zur Genehmigung.

3 If the Shareholders' Meeting does not approve a proposal of the Board of Directors, the Board of Directors shall determine, taking into account all relevant factors, the respective (maximum) aggregate amount or (maximum) partial amounts, and submit the amount(s) so determined for approval by the same or a subsequent Shareholders' Meeting.

[4] Die Gesellschaft oder von ihr kontrollierte Gesellschaften können Vergütungen vor der Genehmigung durch die Generalversammlung ausrichten, unter Vorbehalt der nachträglichen Genehmigung.		[4] The Company or companies controlled by it may pay or grant compensation prior to approval by the Shareholders' Meeting subject to subsequent approval.

[5] Werden variable Vergütungen prospektiv genehmigt, legt der Verwaltungsrat der Generalversammlung den Vergütungsbericht zur Konsultativabstimmung vor.		5 If variable compensation is approved prospectively, the Board of Directors shall submit the compensation report to the Shareholders' Meeting for a non-binding vote.

35/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG
	Artikel 28		Article 28

Zusatzbetrag für Veränderungen in der Geschäftsleitung
Reicht der bereits von der Generalversammlung genehmigte maximale Gesamtbetrag der Vergütung nicht aus für die Vergütung einer oder mehrerer Personen, die nach dem Zeitpunkt der Genehmigung der Vergütung der Geschäftsleitung für die massgebende Vergütungsperiode durch die Generalversammlung Mitglieder der Geschäftsleitung werden, sind die Gesellschaft oder von ihr kontrollierte Unternehmen ermächtigt, diesem oder diesen Mitgliedern während der bereits genehmigten Vergütungsperiode(n) einen Zusatzbetrag auszurichten. Der Zusatzbetrag darf je Vergütungsperiode 40% des/der jeweils letzten genehmigten Gesamtbetrages / Gesamtbeträge der (maximalen) Vergütung der Geschäftsleitung nicht übersteigen.
Supplementary Amount for Changes to the Executive Committee
If the maximum aggregate amount of compensation already approved by the Shareholders' Meeting is not sufficient to also cover the compensation of one or more persons who become members of the Executive Committee after the approval of the compensation of the Executive Committee for the relevant period has been granted, then the Company or companies controlled by it shall be authorized to pay such member(s) a supplementary amount during the compensation period(s) already approved. The supplementary amount per compensation period shall not exceed 40% of the aggregate amount(s) of (maximum) compensation of the Executive Committee last approved.

	Artikel 29	Article 29

Vergütungen der Mitglieder des Verwaltungsrates und der Geschäftsleitung
[1] Die Vergütung der nicht-exekutiven Mitglieder des Verwaltungsrates kann fixe Vergütungselemente und kann weitere Vergütungselemente und Leistungen umfassen. Die Gesamtvergütung berücksichtigt Funktion und Verantwortungsstufe des jeweiligen Empfängers.
Compensation of the members of the Board of Directors and the Executive Committee
[1] The compensation of the non-executive members of the Board of Directors may consist of fixed compensation elements and may comprise further compensation elements. Total compensation shall take into account position and level of responsibility of the respective recipient.

[2] Die Vergütung der exekutiven Mitglieder des Verwaltungsrates und der Mitglieder der Geschäftsleitung kann fixe und variable Vergütungselemente umfassen. Die fixe Vergütung umfasst das Grundgehalt und kann weitere Vergütungselemente und Leistungen umfassen. Die variable Vergütung kann sich nach der Erreichung bestimmter Leistungsziele richten. Die Gesamtvergütung berücksichtigt Funktion und Verantwortungsstufe des jeweiligen Empfängers.

[2] The compensation of the executive members of the Board of Directors and of the members of the Executive Committee may comprise fixed and variable compensation elements. Fixed compensation comprises the base salary and may comprise other compensation elements. Variable compensation may take into account the achievement of specific performance targets. Total compensation shall take into account position and level of responsibility of the respective recipient.

36/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG

[3] Die Leistungsziele können persönliche Ziele, Unternehmens‑, Gruppen- oder bereichsspezifische Ziele oder im Vergleich zum Markt, zu anderen Unternehmen oder zu vergleichbaren Richtgrössen berechnete Ziele umfassen, unter Berücksichtigung von Funktion und Verantwortungsstufe des Empfängers der variablen Vergütung. Der Verwaltungsrat oder, soweit an ihn delegiert, der Vergütungsausschuss legt die Gewichtung der Leistungsziele und die jeweiligen Zielwerte sowie deren Erreichung fest.

[3] The performance targets may include individual targets, targets of the Company, group or parts thereof or targets in relation to the market, other companies or comparable benchmarks, taking into account position and level of responsibility of the recipient. The Board of Directors or, to the extent delegated to it, the Compensation Committee shall determine the relative weight of the performance targets and the respective target values, as well as achievement thereof.

[4] Die Vergütung kann in der Form von Geld, Aktien oder Sach- oder Dienstleistungen ausgerichtet werden; die Vergütung an exekutive Mitglieder des Verwaltungsrates und Mitglieder der Geschäftsleitung kann zudem in der Form von Optionen, vergleichbaren Instrumenten oder Einheiten gewährt werden. Der Verwaltungsrat oder, soweit an ihn delegiert, der Vergütungsausschuss legt Zuteilungsbedingungen, Vesting-Bedingungen, Ausübungsbedingungen und -fristen und/oder allfällige Sperrfristen und Verfallsbedingungen fest. Sie können insbesondere vorsehen, dass aufgrund des Eintritts im Voraus bestimmter Ereignisse wie eines Kontrollwechsels oder der Beendigung eines Arbeits- oder Mandatsverhältnisses Vesting-Bedingungen, Ausübungsbedingungen und -fristen, Sperrfristen und Verfallsbedingungen weiter gelten, verkürzt oder aufgehoben werden, Vergütungen unter Annahme der Erreichung der Zielwerte ausgerichtet werden oder Vergütungen verfallen. Die Gesellschaft kann die erforderlichen Aktien auf dem Markt erwerben oder unter Nutzung ihres bedingten Kapitals bereitstellen.

[4] Compensation may be paid in the form of cash, shares, or in the form of other types of benefits; for the executive members of the Board of Directors and the members of the Executive Committee, compensation may in addition be granted in the form of options or comparable instruments or units. The Board of Directors or, to the extent delegated to it, the Compensation Committee shall determine grant, vesting, exercise, restriction and/or forfeiture conditions and periods. In particular, they may provide for continuation, acceleration or removal of vesting, exercise, restriction and forfeiture conditions and periods, for payment or grant of compensation based upon assumed target achievement, or for forfeiture, in each case in the event of pre-determined events such as a change-of-control or termination of an employment or mandate agreement. The Company may procure the required shares through purchases in the market or by using conditional share capital.

37/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG

	[5] Die Vergütung kann durch die Gesellschaft oder durch von ihr kontrollierte Gesellschaften ausgerichtet werden.		[5] Compensation may be paid by the Company or companies controlled by it.

	Abschnitt 5 Verträge mit Mitgliedern des Verwaltungsrates und der Geschäftsleitung		Section 5 Agreements with Members of the Board of Directors and the Executive Committee

	Artikel 30		Article 30

Verträge mit Mitgliedern des Verwaltungsra tes und der Geschäftsleitu ng
[1] Die Gesellschaft oder von ihr kontrollierte Gesellschaften können mit Mitgliedern des Verwaltungsrates unbefristete oder befristete Verträge über die Vergütung abschliessen. Die Dauer und Beendigung richten sich nach Amtsdauer und Gesetz.
Agreements with Members of the Board of Directors and the Executive Committee
[1] The Company or companies controlled by it may enter into agreements for a fixed term or for an indefinite term with members of the Board of Directors relating to their compensation. Duration and termination shall comply with the term of office and the law.

[2] Die Gesellschaft oder von ihr kontrollierte Gesellschaften können mit Mitgliedern der Geschäftsleitung unbefristete oder befristete Arbeitsverträge abschliessen. Befristete Arbeitsverträge haben eine Höchstdauer von einem Jahr; eine Erneuerung ist zulässig. Unbefristete Arbeitsverträge haben eine Kündigungsfrist von maximal zwölf Monaten.

[2] The Company or companies controlled by it may enter into employment agreements for a fixed term or for an indefinite term with members of the Executive Committee. Employment agreements for a fixed term may have a maximum duration of one year; renewal is possible. Employment agreements for an indefinite term may have a termination notice period of maximum twelve months.

[3] Die Gesellschaft oder von ihr kontrollierte Gesellschaften können mit Mitgliedern der Geschäftsleitung Konkurrenzverbote für die Zeit nach Beendigung eines Arbeitsverhältnisses vereinbaren. Die Entschädigung für ein solches Konkurrenzverbot darf die durchschnittliche Jahresvergütung des betreffenden Mitglieds der Geschäftsleitung in den letzten drei Geschäftsjahren nicht übersteigen.

[3] The Company or companies controlled by it may enter into non-compete agreements with members of the Executive Committee for the time after termination of employment. The consideration for such non-compete undertaking shall not exceed the average annual compensation of such member of the Executive Committee of the last three financial years.

39/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG
	Abschnitt 6 Mandate ausserhalb des Konzerns, Kredite und Darlehen		Section 6 Mandates Outside of the Group, Credits and Loans

	Artikel 31		Article 31

Mandate ausserhalb des Konzerns	[1] Kein Mitglied des Verwaltungsrates kann mehr als zwölf (12) zusätzliche Mandate wahrnehmen, wovon nicht mehr als acht (8) in börsenkotierten Unternehmen.	Mandates Outside of the Group	1 No member of the Board of Directors may hold more than twelve (12) additional mandates of which no more than eight (8) may be in listed companies.

[2] Kein Mitglied der Geschäftsleitung kann mehr als vier (4) zusätzliche Mandate wahrnehmen, wovon nicht mehr als eines (1) in einem börsenkotierten Unternehmen. Jedes dieser Mandate bedarf der vorgängigen Genehmigung durch den Verwaltungsrat oder, falls an diesen delegiert, durch den Vergütungsausschuss.

[2] No member of the Executive Committee may hold more than four (4) additional mandates of which no more than one (1) may be in a listed company. Each of these mandates is subject to the prior approval of the Board of Directors or, if delegated to it, the Compensation Committee.

	[3] Die folgenden Mandate fallen nicht unter die Beschränkungen gemäss Absatz 1 und 2 dieses Artikels:		[3] The following mandates shall not be subject to the limitations set forth in paragraphs 1 and 2 of this Article:

(a)	Mandate in Unternehmen, die durch die Gesellschaft kontrolliert werden oder die Gesellschaft kontrollieren;	(a)	mandates in companies which are controlled by the Company or which control the Company;

(b)
Mandate, die auf Anordnung der Gesellschaft oder von ihr kontrollierten Gesellschaften wahrgenommen werden. Kein Mitglied des Verwaltungsrates oder der Geschäftsleitung kann mehr als zehn (10) solche Mandate wahrnehmen; und
		(b)	mandates held at the request of the Company or companies controlled by it. No member of the Board of Directors or of the Executive Committee shall hold more than ten (10) such mandates; and

40/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG
(c)
Mandate in Vereinen, Verbänden, Stiftungen, Trusts, Personalfürsorgestiftungen, Bildungseinrichtungen und ähnlichen Organisationen. Kein Mitglied des Verwaltungsrates oder der Geschäftsleitung kann mehr als zehn (10) solche Mandate wahrnehmen.
(c)
mandates in associations, professional or trade associations, foundations, trusts, employee welfare foundations, educational institutions, and similar organizations. No member of the Board of Directors or of the Executive Committee shall hold more than ten (10) such mandates.

[4] Als Mandate gelten Mandate in vergleichbaren Funktionen bei anderen Unternehmen mit wirtschaftlichem Zweck. Mandate in verschiedenen Rechtseinheiten, die unter einheitlicher Kontrolle oder gleicher wirtschaftlicher Berechtigung stehen, gelten als ein (1) Mandat.

[4] Mandates shall mean mandates in comparable functions at other enterprises with an economic purpose. Mandates in different legal entities that are under joint control or same beneficial ownership are deemed one (1) mandate.

[5] Mitglieder des Verwaltungsrates oder der Geschäftsleitung, welche im Zeitpunkt ihrer Wahl bzw. Ernennung oder durch Annahme eines Mandates bei einer Rechteinheit ausserhalb der vVARDIS-Gruppe die Anforderungen von diesem Artikel 31 nicht oder nicht mehr erfüllen, haben bis zum ordentlichen Rücktrittsdatum eines überzähligen Mandates, längstens aber innert 12 Monaten seit ihrer Wahl bzw. Ernennung oder seit Annahme ihre Anzahl Mandate auf das erlaubte Mass zu reduzieren.

[5] Members of the Board of Directors or the Executive Committee who do not or no longer fulfill the requirements of this Article 31 at the time of their election or appointment or by accepting a mandate with a legal entity outside the vVARDIS group must reduce their number of mandates to the permitted level by the ordinary resignation date of an excess mandate, but at the latest within 12 months of their election or appointment or acceptance.

	Artikel 32		Article 32

Kredite und Darlehen
Die Gesellschaft oder von ihr kontrollierte Unternehmungen gewähren den Mitgliedern des Verwaltungsrates keine Kredite oder Darlehen. Kredite und Darlehen an Mitglieder der Geschäftsleitung dürfen zu Marktbedingungen gewährt werden. Der Gesamtbetrag solcher ausstehenden Kredite und Darlehen darf CHF 1'000'000 pro Person nicht übersteigen.
Credits and Loans
The Company or companies controlled by it shall not grant any credits or loans to members of the Board of Directors. Credits and loans to members of the Executive Committee may,, be granted at market conditions. The total amount of such credits and loans may not exceed CHF 1,000,000 per person.

41/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG
	Abschnitt 7 Geschäftsjahr, Gewinnverteilung		Section 7 Financial Year, Profit Allocation

	Artikel 33		Article 33

Geschäftsjahr	Das Geschäftsjahr der Gesellschaft wird vom Verwaltungsrat festgesetzt.	Financial Year	The Company's financial year shall be determined by the Board of Directors.

	Artikel 34		Article 34

Verteilung des Bilanzgewinns, Reserven	[1] Über den Bilanzgewinn verfügt die Generalversammlung im Rahmen der gesetzlichen Vorschriften. Der Verwaltungsrat unterbreitet ihr seine Anträge.	Allocation of Profit Shown on the Balance Sheet, Reserves
[1] The Shareholders' Meeting shall resolve on the allocation of the profit as shown on the balance sheet in accordance with applicable law. The Board of Directors shall submit its proposals to the Shareholders' Meeting.

	[2] Neben den gesetzlich vorgegebenen Reserven kann die Generalversammlung im Rahmen der gesetzlichen Vorgaben weitere Reserven schaffen.		[2] In addition to the reserves required by law, and subject to applicable law, the Shareholders' Meeting may create other reserves.

	[3] Dividenden, welche nicht innerhalb von fünf Jahren nach Fälligkeit bezogen wurden, fallen an die Gesellschaft und werden der gesetzlichen Gewinnreserve zugeteilt.		[3] Dividends that have not been collected within five years after their payment date are forfeited to the Company and shall be allocated to the statutory profit reserves.

42/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG
	Abschnitt 8 Auflösung, Liquidation		Section 8 Dissolution, Liquidation

	Artikel 35		Article 35

Auflösung, Liquidation	[1] Die Generalversammlung kann jederzeit die Auflösung und Liquidation der Gesellschaft nach Massgabe der gesetzlichen und statutarischen Vorschriften beschliessen.	Dissolution, Liquidation	[1] The Shareholders' Meeting may at any time resolve to dissolve and liquidate the Company in accordance with the law and the provisions set forth in these articles of association.

	[2] Die Liquidation wird durch den Verwaltungsrat durchgeführt, sofern sie nicht durch die Generalversammlung anderen Personen übertragen wird.		[2] The liquidation shall be effected by the Board of Directors, unless the Shareholders' Meeting appoints other persons as liquidators.

43/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG
	[3] Die Liquidation der Gesellschaft erfolgt nach Massgabe der gesetzlichen Vorschriften. Die Liquidatoren sind ermächtigt, Aktiven (Grundstücke eingeschlossen) freihändig zu verkaufen.		[3] The liquidation of the Company shall be effected pursuant to applicable law. The liquidators shall be entitled to sell assets (real estate included) in private transactions.

	[4] Nach erfolgter Tilgung der Schulden der Gesellschaft wird das Vermögen unter die Aktionäre nach Massgabe der eingezahlten Beträge verteilt, soweit die Statuten nichts anderes vorsehen.		[4] Upon discharge of all liabilities of the Company, the assets shall be distributed to the shareholders in proportion to the capital paid-in, unless these articles of association provide otherwise.

	Abschnitt 9 Publikationsorgan, Mitteilungen		Section 9 Means of Publication, Communications

	Artikel 36		Article 36

Publikationsor gan, Mitteilungen	[1] Publikationsorgan der Gesellschaft ist das Schweizerische Handelsamtsblatt.	Means of publication, Communications	[1] The official means of publication of the Company shall be the Swiss Official Gazette of Commerce.

	[2] Der Verwaltungsrat kann im Einzelfall weitere Publikationsorgane bezeichnen.		[2] In particular cases, the Board of Directors may specify additional means of publication.

[3] Mitteilungen der Gesellschaft an die Aktionäre können nach Wahl des Verwaltungsrates gültig durch Publikation im Schweizerischen Handelsamtsblatt oder in einer Form, die den Nachweis durch Text ermöglicht, erfolgen.

[3] Notices by the Company to the shareholders may, at the election of the Board of Directors, be validly given by publication in the Swiss Official Gazette of Commerce or in a form that allows proof by text.

44/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG
	Abschnitt 10 Gerichtsstand		Section 10 Jurisdiction

	Artikel 37		Article 37

Gerichtsstand
[1] Vorbehältlich von Absatz 2 dieses Artikel 37 ist der ausschliessliche Gerichtsstand für sämtliche aus oder im Zusammenhang mit dem Gesellschaftsverhältnis entstehenden Streitigkeiten der Sitz der Gesellschaft.
Jurisdiction
[1] Subject to paragraph 2 of this Article 37, the exclusive place of jurisdiction for any disputes arising under, out of or in connection with or related to the corporate relationship shall be at the Company's place of incorporation.

[2] Die ausschliessliche Zuständigkeit nach Absatz 1 dieses Artikel 37 gilt nicht für Klagen aus dem U.S. Securities Act von 1933 in seiner jeweils gültigen Fassung oder aus dem U.S. Exchange Act von 1934 in seiner jeweils gültigen Fassung, einschliesslich der nach diesen Gesetzen erlassenen Verordnungen oder Vorschriften, und stellt weder eine Beschränkung noch einen Verzicht darauf dar. Die Gesellschaft anerkennt die konkurrierende Zuständigkeit von US-Bundes- und einzelstaatlichen Gerichten für Klagen zur Durchsetzung von Pflichten oder Haftung unter dem U.S. Securities Act von 1933 in seiner jeweils gültigen Fassung und die ausschliessliche Zuständigkeit von U.S.-Bundesgerichten für solche Klagen gemäss dem U.S. Exchange Act von 1934 in seiner jeweils gültigen Fassung. Die Annahme und Zustimmung zu diesem Artikel 37 stellt keinen Verzicht auf Rechte unter der US-Bundesgesetzgebung über Wertpapiere oder deren Verordnungen oder Vorschriften dar.

[2] The exclusive jurisdiction set forth in paragraph 1 of this Article 37 shall not apply to, and does not limit or waive, any causes of action arising under the U.S. Securities Act of 1933, as amended, or the U.S. Exchange Act of 1934, as amended, including any rules or regulations promulgated thereunder. The Company acknowledges the concurrent jurisdiction of U.S. federal and state courts over actions to enforce any duty or liability under the U.S. Securities Act of 1933, as amended, and the exclusive jurisdiction of U.S. federal courts over such actions under the U.S. Exchange Act of 1934, as amended. Acceptance of or consent to this Article 37 does not constitute a waiver of any rights under U.S. federal securities laws or any rules or regulations thereunder.

45/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG
	Abschnitt 11 Verrechnungen		Section 11 Set-offs

	Artikel 38		Article 38

Sacheinlage und Verrenchnung en	[1] Bei der ordentlichen Kapitalerhöhung vom 4. Dezember 2023 erfolgten die nachfolgenden Verrechnungen:	Contributions in Kind and Set- offs	[1] At the ordinary capital increase of 4 December 2023, the following set-offs shall be made:

−
Nicole Kunz verrechnet gemäss Verrechnungserklärung den Betrag von CHF 999‘996.00 mit einer Forderung gegenüber der Gesellschaft, wofür sie 99‘800 voll liberierte Namenaktien der Gesellschaft à je CHF 0.01 (Stammaktien) erhält.
−
Pursuant to a set-off declaration, Nicole Kunz offsets the amount of CHF 999,996.00 against a claim vis-à-vis the Company, for which she receives 99,800 fully paid-in registered shares of the Company of CHF 0.01 each (Common Shares).

−	Kreuzer Vermögensverwaltung GmbH, in Kronberg (DE), verrechnet gemäss Verrechnungserklärung den Betrag von CHF 267‘584.10 mit einer Forderung gegenüber der Gesellschaft, wofür sie 26‘705 voll liberierte Namenaktien der Gesellschaft à je CHF 0.01 (Stammaktien) erhält.	−	Pursuant to a set-off declaration, Kreuzer Vermögensverwaltung GmbH, in Kronberg (GER), offsets the amount of CHF 267,584.10 against a claim vis-à-vis the Company, for which it receives 26,705 fully paid-in registered shares of the Company of CHF 0.01 each (Common Shares).

−	Dr. Valentin Chapero Rueda verrechnet gemäss Verrechnungserklärung den Betrag von CHF 1‘016‘108.16 mit einer Forderung gegenüber der Gesellschaft, wofür er 101‘408 voll liberierte Namenaktien der Gesellschaft à je CHF 0.01 (Stammaktien) erhält.	−	Pursuant to a set-off declaration, Dr. Valentin Chapero Rueda offsets the amount of CHF 1,016,108.16 against a claim vis-à-vis the Company, for which he receives 101,408 fully paid-in registered shares of the Company of CHF 0.01 each (Common Shares).

−	Aquiria Beteiligungs-UG, in München (DE), verrechnet gemäss Verrechnungserklärung den Betrag von CHF 483‘044.16 mit einer Forderung gegenüber der Gesellschaft, wofür sie 48‘208 voll liberierte Namenaktien der Gesellschaft à je CHF 0.01 (Stammaktien) erhält.	−	Pursuant to a set-off declaration, Aquiria Beteiligungs-UG, in Munich (GER), offsets the amount of CHF 483,044.16 against a claim vis-à-vis the Company, for which it receives 48,208 fully paid-in registered shares of the Company of CHF 0.01 each (Common Shares).

46/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG
−
Thomas Rondot verrechnet gemäss Verrechnungserklärung den Betrag von CHF 101‘051.70 mit einer Forderung gegenüber der Gesellschaft, wofür er 10‘085 voll liberierte Namenaktien der Gesellschaft à je CHF 0.01 (Stammaktien) erhält.
−
Pursuant to a set-off declaration, Thomas Rondot offsets the amount of CHF 101,051.70 against a claim vis-à-vis the Company, for which he receives 10,085 fully paid-in registered shares of the Company of CHF 0.01 each (Common Shares).

−	Dr. Haleh Abivardi Brönner und Dr. Golnar Abivardi Signer verrechnen gemäss Verrechnungserklärung den Betrag von CHF 57‘256‘123.68 mit einer Forderung gegenüber der Gesellschaft, wofür sie gemeinschaftlich 5'714'184 voll liberierte Namenaktien der Gesellschaft à je CHF 0.01 (Stammaktien) erhalten.	−	Pursuant to a set-off declaration, Dr. Haleh Abivardi Brönner and Dr. Golnar Abivardi Signer, in Cham offset the amount of CHF 57,256,123.68 against a claim vis-à-vis the Company, for which they jointly receive 5,714,184 fully paid-in registered shares of the Company of CHF 0.01 each (Common Shares).

[2] Bei der ordentlichen Kapitalerhöhung vom 12. April 2026 (Vorzugsaktien B) erfolgte die nachfolgende Verrechnung:		2 At the ordinary capital increase of 12 April 2026 (B Preferred Shares), the following set-off shall be made:

−	Heartland Dental LLC verrechnet gemäss Verrechnungserklärung den Betrag von CHF 13'191'285.66 mit einer Forderung gegenüber der Gesellschaft, wofür sie 359'142 voll liberierte Namenaktien der Gesellschaft à je CHF 0.01 (Vorzugsaktien B) erhält	−	Pursuant to a set-off declaration, Heartland Dental LLC offsets the amount of CHF 13,191,285.66 against a claim vis-à-vis the Company, for which it receives 359,142 fully paid-in registered shares of the Company of CHF 0.01 each (B Preferred Shares).

[3] Bei der ordentlichen Kapitalerhöhung vom 12. April 2026 (Stammaktien) erfolgten die nachfolgenden Verrechnungen:	[3] At the ordinary capital increase of 12 April 2026 (Common Shares), the following set-off shall be made:

47/48

Statuten der vVARDIS Holding AG / Articles of Association of vVARDIS Holding AG
−
Henning Wistorf verrechnet gemäss Verrechnungserklärung den Betrag von CHF 200’400.00 mit einer Forderung gegenüber der Gesellschaft, wofür er 20‘000 voll liberierte Namenaktien der Gesellschaft à je CHF 0.01 (Stammaktien) erhält.
−
Pursuant to a set-off declaration, Henning Wistorf, offsets the amount of CHF 200,400.00 against a claim vis-à-vis the Company, for which he receives 20,000 fully paid-in registered shares of the Company of CHF 0.01 each (Common Shares).

−	Pratap Golla verrechnet gemäss Verrechnungserklärung den Betrag von CHF 804‘245.28 mit einer Forderung gegenüber der Gesellschaft, wofür er 80‘264 voll liberierte Namenaktien der Gesellschaft à je CHF 0.01 (Stammaktien) erhält.	−	Pursuant to a set-off declaration, Pratap Golla offsets the amount of CHF 804,245.28 against a claim vis-à-vis the Company, for which he receives 80,264 fully paid-in registered shares of the Company of CHF 0.01 each (Common Shares).

	Abschnitt 12 Verbindliche Fassung		Section 12 Authoritative Language

	Artikel 39		Article 39

Verbindliche Fassung	Falls sich zwischen der deutschen und der englischen Fassung dieser Statuten Differenzen ergeben, hat die deutsche Fassung Vorrang.	Authoritative Language	In the event of discrepancies between the German and the English version of these articles of association, the German version shall prevail.

Zug, 24. August 2026	Zug, August 24, 2026

48/48